                                                                  EXHIBIT 10

         "Pages where confidential treatment has been requested are stamped Confidential Treatment Requested. The redacted material has been separately filed with the Commission, the appropriate section has been marked at the appropriate place and in the margin with a star (*)."



                        GAS PURCHASE AND SALE AGREEMENT


         This Gas Purchase and Sale Agreement (this "Agreement"), dated effective as of September 1, 1997 ("Effective Date"), is between Vastar Resources, Inc., a Delaware corporation ("Seller"), and Southern Company Energy Marketing L.P., a Delaware limited partnership ("Purchaser"). Seller and Purchaser are sometimes referred to collectively as "Parties" or singularly as a "Party."
                                    RECITAL:

         Under the terms and conditions of this Agreement, Seller will sell and deliver, and Purchaser will purchase and receive, natural gas.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, Seller and Purchaser agree as follows:

1.       DEFINITIONS

         The following terms when used in this Agreement have the following meanings:

         "Acquiree" is defined in Section 16.8.2.

         "Acquiror" is defined in Section 16.8.3.

         "Advisory Representative" is defined in Section 12.1.

         "Agency Agreement" means the Agency Agreement attached as Exhibit C.





                                                Gas Purchase and Sale Agreement
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
         "Agreement" means this Gas Purchase and Sale Agreement, as it may be amended from time to time.

         "Annual Equity Volumes" means, for any calendar year, the total volume of gas (in Mcf's) produced and owned by Seller and all Seller Affiliates (not including royalty or call gas) in the Committed Area for the preceding calendar year, net of processing. If Seller is required to file an annual report (Form 10-K) with the Securities and Exchange Commission ("SEC") or any successor agency for any calendar year, the Annual Equity Volumes will be Seller's and Seller Affiliates' equity gas production volumes for the Committed Area published in such annual report, as required by SEC regulations and guidelines, including SEC guideline No. 2, Disclosure of Oil and Gas Operations.

         "ARCO" is defined in Section 16.8.1.

         "ARCO Consolidation" is defined in Section 16.8.1.

         "Btu" means British Thermal Unit and will be defined for each Delivery Point by the terms of the Tariff of the Transporter for each such Delivery Point.

         "Business Day" means a day on which commercial banks are open for business in New York, New York.

         "Buyout Payment" means, as of the date of termination of this Agreement under Section 16.8.3, an amount equal to the summation of (i) the Minimum Monthly Quantity as of the date of termination, which shall be effective for each Month remaining in the primary term of this Agreement, multiplied by (ii) the Buyout Price for each such Month, with such Monthly amounts discounted using an annualized rate equal to (i) the average of the rates for the two U.S. Treasury





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
                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


     Notes, day weighted, linearly interpolated with maturities closest in time to the average life of the remaining primary term of this Agreement plus
*    (ii) REDACTED basis points.

         "Buyout Price" means (i) for each Month between the Effective Date and
*    REDACTED, REDACTED per Mcf of gas and (ii) for each Month between
*    REDACTED and REDACTED, REDACTED per Mcf of gas.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Cogeneration Gas" is defined in Section 2.2.10.

         "Committed Area" means the contiguous 48 states of the United States of America and the countries of Mexico and Canada, and the respective territorial waters of the stated portion of the United States of America and Mexico and Canada.

         "Committed Gas" is defined in Section 2.1.

         "Credit Enhancement" is defined in the Guaranty.

         "Credit Enhancement Triggering Event" is defined in the Guaranty.

         "curtail" or "curtailment" is defined in Section 2.3.1.

         "Daily Availability Report" means the report prepared by Purchaser showing the Daily Avails for all Delivery Points.

         "Daily Avails" means, for any Delivery Point, Purchaser's best estimate of the quantity of gas to be received by Purchaser from Seller on the Day in question, as adjusted under Section 2.7.1,





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
                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.

     for purposes of estimating the quantity of such gas to be resold by Purchaser to third parties. This estimate will be set out in the Daily Availability Report prepared by Purchaser. The best estimate of the quantity of gas, for any Delivery Point, to be received by Purchaser from Seller on the Day in question, as adjusted by Purchaser under Section 2.7.1, shall be calculated by Purchaser in accordance with the procedure described in Section 2.7.1.

          "Day" means that period of 24 consecutive hours beginning and ending at 8:00 a.m. Eastern prevailing time, or for any Delivery Point such other time as may be specified in the Tariff of the Transporter for each such Delivery Point.

          "Deficiency Charge" means (a) for any Month in which a Monthly
*    Deficiency Volume occurs prior to REDACTED, an amount (in $/Mcf) equal to
     (i) for each Mcf of the Monthly Deficiency Volume less than an amount equal
* to REDACTED of the Minimum Monthly Quantity for such Month, REDACTED per Mcf and (ii) for each Mcf of the Monthly Deficiency Volume greater than or
*    equal to an amount equal to REDACTED of the Minimum Monthly Quantity for
*    such Month, REDACTED per Mcf and (b) for any Month in which a Monthly
* Deficiency Volume occurs after REDACTED, an amount (in $/Mcf) equal to (i) for each Mcf of the Monthly Deficiency Volume less than an amount equal to
* REDACTED of the Minimum Monthly Quantity for such Month, REDACTED per Mcf and (ii) for each Mcf of the Monthly Deficiency Volume greater than or
*    equal to an amount equal to REDACTED of the Minimum Monthly Quantity for
*    such Month, REDACTED per Mcf.

          "Delivery Points" means the points identified as "Delivery Points" in Exhibit A.

          "Effective Date" means 8:00 a.m. Eastern prevailing time on September 1, 1997.

          "Excluded Gas" is defined in Section 2.2.

          "Events of Default" is defined in Section 11.1.





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

         "FERC" means the Federal Energy Regulatory Commission or any successor government authority.

         "First of the Month Avails" means the Operator Control Volumes for all Delivery Points shown on the FOM Availability Report, which amounts are determined under Section 2.7.

         "FOM Availability Report" means the report prepared under Section 2.7 showing the volumes for all Delivery Points for the first Day of the Month, as submitted on the sixth (6th) Business Day prior to the first Day of the Month or if no such report is timely submitted by Seller for any Delivery Point, the quantity shown in the Operator Control Report for the sixth (6th) Business Day prior to the first Day of the Month for such Delivery Point.

         "Force Majeure" is defined in Section 9.2.

         "FT Rights" is defined in Section 3.6.

         "Gas Accounting Services Agreement" means that certain Gas Accounting Services Agreement, dated of even date herewith, between Seller and Purchaser.

         "Gas" or "natural gas" means methane and heavier hydrocarbons remaining in the vapor phase of gas-well-gas or oil-well-gas when there is no treating or processing resulting in the extraction of natural gas liquids, or residue gas remaining after treating or processing for the extraction of liquids of such gas-well-gas or oil-well-gas, or a combination of each.

         "Gas Daily" means the Houston Edition of the publication "Gas Daily" issued by Pasha Publications, Inc. For purposes of determining which issue of Gas Daily reports the range of prices applicable to the Day of delivery, the instructions published in Gas Daily in the paragraph appearing under the heading "Daily Price Survey" will be used. If Gas Daily does not report prices applicable





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

to a Day, other than a Business Day, on which gas is delivered to Purchaser, then the issue of Gas Daily reporting prices applicable to the closest subsequent Business Day shall be used. If the Parties agree that Gas Daily does not report a price for a Pricing Pool on a Business Day, then the Gas Daily Price for that Day shall be equal to the actual price received by Purchaser from the resale of Committed Gas at such Pricing Pool on such Day.

         "Gas Daily High Price" means, for any Pricing Pool and any given Day, the high price of the range published in the column "Common" in the issue of Gas Daily reporting prices of gas flowing on that Day in the table titled "Daily Price Survey" under the heading and entry applicable to the Transporter for the Pricing Pool.

         "Gas Daily Low Price" means, for any Pricing Pool and any given Day, the low price of the range published in the column "Common" in the issue of Gas Daily reporting prices of gas flowing on that Day in the table titled "Daily Price Survey" under the heading and entry applicable to the Transporter for the Pricing Pool.

         "Gas Daily Midpoint Price" means, for any Pricing Pool and any given Day, the price published in the column "Daily Midpoint" in the issue of Gas Daily reporting prices of gas flowing on that Day in the table titled "Daily Price Survey" under the heading and entry applicable to the Transporter for the Pricing Pool.

         "Gas Daily Monthly Price" means, for any Pricing Pool and for any given Month, the price published in Gas Daily for each Month in the table Monthly Contract Index in the column "Monthly Index" under the heading and entry applicable to the Transporter for the Pricing Pool.

         "Gas Daily Price" means the Gas Daily High Price, the Gas Daily Midpoint Price, or the Gas Daily Low Price, as the case may be.





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

         "General Partner" means Southern Company Energy Marketing G.P., L.L.C., the general partner of Purchaser.

         "Guaranty" means SEIH Parent Guaranty of Gas Purchase Payment Obligations of even date herewith by Holdings for the benefit of Seller.

         "Holdings" means SEI Holdings, Inc., a Delaware corporation.

         "Imbalance Charges" is defined in Section 3.3.

         "Index Price" means, for any Pricing Pool and for any given Month, the price reported in Inside FERC or the Gas Daily Monthly Price, as the case may be, in the table and under the heading and entry identified on Exhibit A as applicable to such Pricing Pool as such price is reported in the first issue of the designated publication published in the Month of delivery.

         "Initiating Party" is defined in Section 12.1.1.

         "Inside FERC" means Inside F.E.R.C.'s Gas Market Report published by McGraw-Hill, Inc.

         "Investment Grade Rating" means, for a Person, an investment rating for that Person's long-term, unsecured, senior debt that is rated at least equal to or above the higher of BBB- or its subsequent equivalent, in the case of S&P, or Baa3 or its subsequent equivalent, in the case of Moody's, but if the rated Person does not have equity securities registered under the Securities and Exchange Act of 1934, then the investment rating must be obtained no less than once each calendar year.

         "JAMS" means the organization JAMS/ENDISPUTE, Inc. or its successor.





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

         "JOA" is defined in Section 2.2.3.

         "Lease Use Gas" is defined in Section 2.2.3.

         "LNG" is defined in Section 2.3.4.

         "LNG Gas" is defined in Section 2.3.4.

         "Long Term FT Sale" means a sale, assignment, or other form of conveyance or transfer of rights to use excess capacity on firm transportation acquired by Purchaser or Seller under Sections 3.6.1 or 3.6.2, for a period having a duration of at least twelve (12) Months.

         "Mcf" will be defined for each Delivery Point by the terms of the Tariff of the Transporter for each such Delivery Point.

         "Mid Term FT Sale" means a sale, assignment, or other form of conveyance or transfer of rights to use excess capacity on firm transportation acquired by Purchaser or Seller under Sections 3.6.1 or 3.6.2, for a period having a duration of greater than one Month but less than one (1) year.

         "MMBtu" means one million (1,000,000) Btu's.

         "MMcf" means 1,000 Mcf's.

         "Minimum Daily Quantity" means, for any Day, the greater of (i) 875 MMcf's per Day of gas or (ii) 80% of Seller's Annual Equity Volumes, divided by the number of Days in the calendar year for which Minimum Daily Quantity is being calculated.





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

         "Minimum Monthly Quantity" means, for any Month, the Minimum Daily Quantity for that Month multiplied by the number of Days in that Month.

         "Money Rates" is defined in Section 7.1.

         "Month" means the period commencing at the beginning of the first Day of a calendar month and ending at the beginning of the first Day of the immediately following calendar month.

         "Monthly Deficiency Payment" means, for any Month, the product of (i) the Deficiency Charge (in $/Mcf) for such Month and (ii) the Monthly Deficiency Volume (in Mcf's) for such Month.

         "Monthly Deficiency Volume" means, for any Month, a volume (in Mcf's) equal to the amount, if any, by which (i) the Minimum Monthly Quantity for such Month exceeds (ii) the amount of Committed Gas actually made available for delivery by Seller and any Seller Affiliate to Purchaser at the Delivery Points in such Month (even if not taken by Purchaser). For purposes of clause (ii) of this definition, Committed Gas actually made available shall be deemed to include, in a Month, (a) all volumes of Committed Gas suspended or released under Section 4.4, Section 7.8, or Section 11.3, or released by Purchaser under
Section 10.2, in each case, that would have otherwise been made available in that Month, (b) gas marketed by Purchaser on behalf of Seller, if any, under the Agency Agreement in that Month, (c) gas that would have otherwise been produced and made available from a Shut-In Well in that Month, (d) gas supplied by Seller or any Seller Affiliate under Section 2.8.3 in that Month, and (e) gas which would have been marketed by Purchaser on behalf of Seller in that Month under the Agency Agreement but for the termination of the Agency Agreement by Seller pursuant to Section 1.5 of the Agency Agreement.

         "Moody's" means Moody's Investors Service, Inc.





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

         "Non-Conventional Gas" is defined in Section 2.2.7.

         "Non-Initiating Party" is defined in Section 12.2.1.

         "OBA" is defined in Section 3.5.

         "OFO's" is defined in Section 3.4.

         "Operator Control Report" means the report submitted to Purchaser by Seller for each Delivery Point showing the Operator Control Volumes and submitted by Seller to Purchaser prior to the earlier of one hour prior to the nomination deadline of the applicable Transporter or 9:00 a.m. Central prevailing time on the Business Day before the Day on which the gas will flow, or if no Operator Control Report is submitted by such time, the quantity as set out on the last prior Operator Control Report covering gas at such Delivery Points.

         "Operator Control Volume" means, for any Delivery Point, Seller's best estimate of the quantity of gas to be produced by Seller and each Seller Affiliate and delivered at such Delivery Point on the Day in question, which best estimate will be set out in the Operator Control Report submitted by Seller to Purchaser.

         "Other Services" is defined in Section 2.2.5.

         "Other Services Gas" is defined in Section 2.2.5.

         "Overdelivery" is defined in Section 3.3.

         "Party" or "Parties" is defined in the preamble of this Agreement.





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

         "PDR" is defined in Section 12.1.

         "Person" means any corporation, partnership, joint venture, limited partnership, limited liability company, or other person or separate legal entity.

         "Post-Effective Date Commitment Gas" is defined in Section 2.2.2.

         "Pre-Effective Date Commitment Gas" is defined in Section 2.2.1.

         "Previous Burdens" is defined in Section 2.2.1.

         "Previously Acquired Properties" is defined in Section 2.2.1.

         "Pricing Pool" means the area or zone on any Transporter in which the same index price is referenced for all gas purchased and sold in such area or zone. The Pricing Pools agreed to by Seller and Purchaser as of the Effective Date are listed in Exhibit A. As Pricing Pools change from time to time, Exhibit A shall be revised to reflect any additions or deletions agreed to by both Parties.

         "Property Management Gas" is defined in Section 2.2.9.

         "PTR" is defined in Section 2.3.2.

         "Purchaser" is defined in the preamble of this Agreement.

         "S&P" means Standard & Poor's Corporation.

         "SEI" means Southern Energy, Inc., a Delaware corporation.





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

         "Seller" is defined in the preamble of this Agreement.

         "Seller Affiliate" means, with respect to Seller, any Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with the power to vote by Seller.

         "Seller's Reservations" means the reservations of Seller described in
Section 2.3

         "Short Term FT Sale" means a sale, assignment, or other form of conveyance or transfer of rights to use excess capacity on firm transportation acquired by Purchaser or Seller under Sections 3.6.1 or 3.6.2, for a period having a duration of no more than one Month or of no more than thirty-one (31) Days if such rights begin on a Day that is not the first Day of a Month.

         "Shut-In Period" means, for a Shut-In Well, the period that begins at the time at which Purchaser receives Seller's notice that a Shut-In Well has ceased production, which notice shall be effective if delivered orally during regular business hours, followed by written confirmation, and shall be deemed to end on the earlier of (i) the resumption of production or (ii) 5:00 p.m. on the Day Seller receives Purchaser's notice of the resumption of purchases if such notice is received prior to 1:00 p.m. or 8:00 a.m. on the next Day if Seller receives Purchaser's notice after 1:00 p.m on a Day.

         "Shut-In Well" means a Seller-operated well or a Seller Affiliate-operated well that does not produce or flow any quantities of gas for a period of time because (i) Purchaser fails to take such gas, (ii) such failure is not excused hereunder, and (iii) Seller or Seller Affiliate is unable to either sell such gas to a third party at the Delivery Point or arrange for the transportation of such gas beyond the Delivery Point, without consideration of the price Seller or Seller Affiliate would receive to resell such gas or the cost of such transportation (but without limiting Seller's rights under Section 4.4).





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

         "Shut-In Well Damages" means, for a Shut-In Well, an amount equal to the sum of (i) the product of (A) the quantity of Committed Gas that would have been produced from such Shut-In Well (based on the volumes shown in the Operator Control Report for the Delivery Point for such Shut-In Well) and (B) 25% of the Tiered Pool Price applicable to such Committed Gas less all applicable Transportation Costs, plus (ii) for any Nonconventional Gas for which Seller or Seller Affiliate would have been allowed tax credits under
Section 29 of the Code, 25% of the Tax Credit Value for each MMBtu of such gas.

         "Small Non-Operated Well Gas" is defined in Section 2.2.4.

         "Source of Supply" means the well, common field point, field, or similar designation used by Seller to describe the properties and other interests of Seller or any Seller Affiliate producing Committed Gas.

         "Split Connect Committed Gas" is defined in Section 4.3.

         "Subsequent Burdens" is defined in Section 2.2.2.

         "Subsequently Acquired Properties" is defined in Section 2.2.2.

         "Tariff" means the applicable rate schedules, terms and conditions and other provisions filed with the FERC or other state or federal agency having jurisdiction over services provided by the Transporter of gas sold and purchased under this Agreement, or, if the entity providing service does not file rate schedules or terms and conditions of service with a regulatory agency, the contractual terms and conditions under which the Transporter transports gas purchased under this Agreement.

         "Tax Credit Value" means, for any calendar year, the dollar value per MMBtu of the credits allowed for such calendar year for federal income tax purposes by Section 29 of the Code.





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
                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


          "Tax Law Change Gas" is defined in Section 2.2.8.

          "The Southern Company" means The Southern Company, a Delaware corporation.

          "Third Party Operations Gas" is defined in Section 2.2.6.

          "Tiered Pool Price" is defined in Section 4.2.2.

* "Tolerance Level" means (i) for REDACTED Pricing Pools designated in writing by Seller to Purchaser prior to the Effective Date and at least ten
*    (10) Days' prior to REDACTED (otherwise the Pricing Pools for the REDACTED
*    shall be used), REDACTED MMBtu's per Day and (ii) for all other Pricing
*    Pools, REDACTED MMBtu's per Day.  The REDACTED initial Pricing Pools
*    designated by Seller under clause (i) of this definition are REDACTED.

*         "Transportation Constraint Margin" means REDACTED per MMBtu of gas.

          "Transportation Costs" means, for any Delivery Point and Pricing Pool, all actual costs to receive, transport, and redeliver Committed Gas at and after each such Delivery Point to the Pricing Pool for each such Delivery Point, including annual charge adjustments (ACA), fees for conditioning, compression, dehydration, extraction, processing, gathering, separation, sweetening, or treating, pipeline transportation charges (whether demand or commodity charges), fuel costs, line loss allowances, line charges, and Gas Research Institute surcharges, or if Purchaser resells Committed Gas at a Delivery Point, all such costs that would have been incurred or paid by Purchaser to receive, transport, and redeliver such Committed Gas to the Pricing Pool for such Delivery Point.





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

         "Transporter" means the first pipeline or gatherer receiving the gas for the account of Purchaser immediately downstream of the Delivery Point or the Pricing Pool.

         "Underdelivery" is defined in Section 3.3.

         "VGM" means Vastar Gas Marketing, Inc., a Delaware corporation.

         "Voting Representatives" is defined in Section 12.1.


2.       COMMITMENT OF GAS AND OBLIGATION TO PURCHASE

         2.1 Committed Gas. Subject to the terms and conditions of this Agreement, Seller commits to the performance of this Agreement and shall sell and deliver, or cause to be delivered, one hundred percent (100%) of the Committed Gas, and Purchaser shall purchase and receive, or cause to be received, one hundred percent (100%) of the Committed Gas made available by Seller. "Committed Gas" is defined as all gas produced and owned or controlled by Seller and any Seller Affiliate within the Committed Area during the term of this Agreement, including such gas produced from wells in existence on the Effective Date, wells drilled or re-completed subsequent to the Effective Date in the Committed Area and make-up gas accruing to, and capable of being delivered by, Seller or any Seller Affiliate after the Effective Date as a result of production or pipeline imbalances, regardless of whether the imbalances occurred before or after the Effective Date, in all cases, other than Excluded Gas.

         2.2 Excluded Gas. "Excluded Gas" means Pre-Effective Date Commitment Gas, Post-Effective Date Commitment Gas, Lease Use Gas, Small Non-Operated Well Gas, Other Services Gas, Third Party Operations Gas, Non-Conventional Gas, Tax Law Change Gas, Property Management Gas, and Cogeneration Gas, as each is defined in this Section 2.2.





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
                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


          2.2.1 Pre-Effective Date Commitment Gas."Pre-Effective Date Commitment Gas" means (i) gas that is produced from any well, oil, gas or mineral lease, mineral interest, fee interest, and other right or interest to produce gas owned or controlled by Seller or Seller Affiliate on the Effective Date (the "Previously Acquired Properties") and that is subject to or burdened by contracts or contractual provisions in place at the Effective Date (the "Previous Burdens") that (a) prohibit Seller or Seller Affiliate from selling all or a portion of the gas to Purchaser under this Agreement or (b) penalize Seller or Seller Affiliate for selling all or a portion of the gas to any affiliate of Seller or Seller Affiliate, until such time as the gas may be sold and delivered to Purchaser as a result of termination or cancellation of the term of any such Previous Burdens or other release of the gas from any such Previous Burdens, or (ii) royalty or overriding royalty interests reserved by or conveyed to Seller or Seller Affiliate prior to the Effective Date which Seller or Seller Affiliate is expressly or implicitly permitted to take in kind, but which Seller or Seller Affiliate has chosen or shall choose not to take in kind. For all gas described in (i) above, (except for gas subject to calls in favor of third parties) Seller shall, to the best of its knowledge, list in Exhibit B the Previously Acquired Property from which such gas is produced or the Previous Burden to which such gas is subject. Exhibit B will be supplemented to include any additional Previously Acquired Properties or Previous Burdens that Seller discovers from time to time.

          2.2.2 Post-Effective Date Commitment Gas. "Post-Effective Date Commitment Gas" means (i) gas that is produced from well(s), oil, gas or mineral leases, mineral interests, fee interests, and rights and interests to produce gas acquired by Seller or any Seller Affiliate from third
*    parties REDACTED
*                                   REDACTED
*                                   REDACTED
*                                   REDACTED
*                                   REDACTED
*                                   REDACTED
*                                   REDACTED
*                                   REDACTED
*                                   REDACTED




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
                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


*    REDACTED
*    REDACTED
*    REDACTED
*    REDACTED
*    REDACTED
*    REDACTED
*    REDACTED
*    REDACTED
*    REDACTED
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*    REDACTED
*    REDACTED
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*    REDACTED
*    REDACTED
*    REDACTED

                 2.2.3 Lease Use Gas. "Lease Use Gas" means gas produced from wells in which Seller has an interest for purposes of meeting all requirements of the leases relating to such wells or for the operation of such wells, in quantities deemed necessary by Seller or Seller Affiliate acting as a prudent operator, including gas used, allocated or consumed for purposes of gas lift, recycling, pressure maintenance, separation and dehydration fuel, line loss,





                                                Gas Purchase and Sale Agreement
                                                                        Page 17

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.

         secondary or tertiary recovery, equipment fuel, delivery to a third party for purposes of clearing a positive co-owner or joint operating agreement ("JOA") imbalance incurred by Seller or Seller Affiliate, satisfying in- kind royalty obligations to the extent such obligations require Seller or Seller Affiliate to deliver royalty or overriding royalty gas to a third party, satisfaction of free gas delivery obligations, delivery of gas to a third party in consideration of delivery by that third party to Seller or Seller Affiliate of equivalent (although not always equal) quantities of gas at a different location, and the injection of non-hydrocarbon gases which may alter the quality and characteristics of the gas in its natural state. Lease Use Gas used by Seller or Seller Affiliate in connection with the operation of the well located on the lease producing such Lease Use Gas, or a well located on a different lease in instances where gathering or transportation downstream of the applicable Delivery Point is not required to transport the Lease Use Gas to the different lease, will not appear in an Operator Control Report. Lease Use Gas used by Seller or Seller Affiliate in connection with the operation of a well in which Seller or Seller Affiliate has an interest located on a lease other than the lease producing such Lease Use Gas, and requiring gathering or transportation downstream of the applicable Delivery Point, will: (i) not constitute Committed Gas but will appear in an Operator Control Report specifically designated as Lease Use Gas; (ii) be purchased by Purchaser at the applicable Index Price; (iii) be transported by Purchaser to the location designated by Seller or Seller Affiliate; and (iv) be resold to Seller or Seller Affiliate at the same Index Price. Purchaser shall be reimbursed for, and indemnified by Seller against, all costs and expenses paid to third parties to transport such Lease Use Gas, including an
*        administrative fee of REDACTED per MMBtu.

                 2.2.4 Small Non-Operated Well Gas. "Small Non-Operated Well Gas" means gas produced from any well operated by a third party that produces less than 200 Mcf per Day net to Seller's or Seller Affiliate's working interest in such well that (a) Seller or Seller Affiliate elects to sell to the operator of such well or the marketing affiliate of such operator or elects to have such operator or any affiliate of such operator market on behalf of Seller or





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

         (b) Purchaser elects to release to Seller at any time because Purchaser determines it would be administratively difficult to purchase hereunder (which release shall not affect the Minimum Monthly Quantity obligation of Seller).

                 2.2.5 Other Services Gas. "Other Services Gas" means gas sold by Seller or any Seller Affiliate to third parties providing Other Services. "Other Services" means gathering, treating, conditioning, transporting, or other gas services provided by third parties or their affiliates upstream of any Pricing Pool for any well of Seller or any Seller Affiliate. Seller shall notify Purchaser when it begins negotiation to sell gas to a third party pursuant to this
         Section 2.2.5. Seller shall give Purchaser at least five (5) Business Days advance notice before Seller sells gas under this Section 2.2.5 by entering into a contract with a third party providing Other Services. The notice shall (i) describe all of the terms of the proposed contracts with the third party and the third party's affiliates, including the sales price and transportation, gathering, treating, conditioning and other fees or costs for services to be provided by the third party or its affiliates and (ii) quantify the additional royalty, transportation, gathering, treating, conditioning and other fees or costs which Seller or Seller Affiliate will incur to purchase the same services from the same, or a different provider if Seller or Seller's Affiliate does not sell the gas to the third party. The gas covered by Seller's notice will remain Committed Gas if, but only if, within five (5) Business Days after receipt of Seller's notice, Purchaser agrees in writing that Purchaser will reimburse the additional transportation, gathering, treating, conditioning, and other fees or costs which Seller or Seller Affiliate will incur if it sells the gas to Purchaser and/or adjust the price for the gas so that the net revenues received by Seller or Seller Affiliate through sale of the gas to Purchaser are equal to the sum of the net revenues Purchaser would have received through the proposed sale to the third party, in both cases, taking into account the costs incurred by Seller or Seller Affiliate for Other Services.





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

                 2.2.6 Third Party Operations Gas. "Third Party Operations Gas" means Seller's or Seller Affiliates' gas production that from time to time Seller may determine can be more efficiently sold to an operator or a marketing affiliate of an operator in the field or offshore block from which such gas is produced or in other fields or blocks in the vicinity thereof because of arrangements between such operator and Seller or Seller Affiliate, which would result in reduced cost of operations or more efficient development of Seller's properties in the field or offshore block. Gas commitments which Seller considers Third Party Operations Gas as of the Effective Date are listed on Exhibit B. Seller shall give Purchaser at least five
         (5) Business Days advance notice before Seller or Seller Affiliate acts on any such determination under this Section 2.2.6 by entering into any facilities sharing agreement, processing, gathering or compression agreement or the like with such operator. The notice shall
         (i) describe all of the terms of Seller's or Seller Affiliate's proposed agreements with such operator or operator's affiliate and
         (ii) quantify any royalty, gathering, treating, processing, or other operating cost savings and the value to Seller or Seller Affiliate of any efficiencies that can be achieved through the sale of gas to the operator or operator's affiliate. The gas covered by Seller's notice will remain Committed Gas if, but only if, within five (5) Business Days after receipt of Seller's notice, Purchaser agrees in writing that, for the longest term provided in any of the agreements with the operator and/or operator's affiliate, Purchaser will reimburse Seller's or Seller Affiliate's additional costs and/or adjust the price for the gas so that the net revenues received by Seller or Seller's Affiliate through sale of the gas to Purchaser are equal to the sum of the net revenues Seller or Seller's Affiliate would have received through the proposed sale to operator or operator's affiliate plus the value to Seller or Seller Affiliate of the additional efficiencies shown on Seller's notice.

                 2.2.7 Non-Conventional Gas. "Non-Conventional Gas" means gas which is produced from Devonian shales, coal seams, coal beds, or tight gas sands in each case as defined for purposes of Section 29 of the Code, as amended ("Code") or any Code section replacing Section 29, unless and until Seller shall receive a private letter ruling from the





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

         Internal Revenue Service ("IRS") or otherwise become aware of a published IRS regulation or ruling, which, in either case, Seller determines, in its sole judgment, permits a sale of Non-Conventional Gas to Purchaser under this Agreement without adverse tax consequences to Seller or any Seller Affiliate or to any parent corporation of Seller. Notwithstanding anything to the contrary in this Section 2.2.7, Seller agrees to sell and Purchaser agrees to purchase Non-Conventional Gas (except to the extent that any Non-Conventional Gas is not Committed Gas pursuant to any other section of this Agreement), beginning on the Effective Date and continuing through December 31, 1997. If on or before December 31, 1997, Seller has not determined in accordance with this Section 2.2.7 that Non-Conventional Gas can be sold to Purchaser without adverse tax consequences under the Code, then beginning on January 1, 1998, Seller agrees to allow Purchaser to market Seller's Non-Conventional Gas as Seller's exclusive agent under the terms of the Agency Agreement. The Agency Agreement shall continue pursuant to its terms, but in no event longer than the term of this Agreement, until Seller's determination, if any, that Non-Conventional Gas can be sold to Purchaser without such adverse tax consequences under the Code. Seller shall provide Purchaser with written notice of such determination, if any, and Non-Conventional Gas shall then become Committed Gas on the first Day of the Month following expiration of thirty (30) Days after the date of such notice. The Agency Agreement shall automatically terminate as of that same date. Purchaser agrees not to sell or resell in its capacity as agent or otherwise any of Seller's Non-Conventional Gas to any Person designated in writing by Seller that would be considered related to Seller within the meaning of Section 29(d)(7) of the Code.

                 2.2.8 Tax Law Change Gas. "Tax Law Change Gas" means gas that, as a result of a change in the Code after the Effective Date, Seller determines, in good faith, would provide tax benefits to Seller if sold to another party. Seller shall give Purchaser no less than sixty (60) days prior notice of any gas that Seller intends to exclude under this Section 2.2.8. Any





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

         gas excluded under this Section 2.2.8 shall be marketed by Purchaser under the Agency Agreement.

                 2.2.9 Property Management Gas. "Property Management Gas" means gas produced from any Sources of Supply from and after the date on which Seller's or Seller Affiliates' interests in any such Sources of Supply are sold, conveyed, transferred, assigned, exchanged, released, relinquished, abandoned, surrendered, allowed to expire, farmed out, or otherwise diminished (to the extent of the diminishment).

                 2.2.10 Cogeneration Gas. "Cogeneration Gas" means gas that Seller elects to exclude from this Agreement to the extent such gas is required by VGM to perform under the Cogen Contracts. "Cogen Contracts" means the contracts attached as Exhibit A of the Natural Gas Sales Agreement for Cogen Contracts, dated of even date herewith, between VGM and Purchaser.

         2.3     Seller's Reservations.

                 2.3.1 Right to Control Production and Curtailment. Seller or Seller Affiliate reserves the right, acting as a prudent operator, at any time to limit, curtail or shut-in production of Committed Gas from any well or wells (collectively referred to as "curtail or curtailment"), but not to sell such production to any party other than Purchaser, if Seller or its operator or Seller Affiliate or its operator determines that curtailment is warranted as a result of any mechanical, engineering, legal, title, or other field or well condition. Seller or Seller Affiliate also reserves the right to curtail production of Committed Gas from any well or wells if Seller or Seller Affiliate concludes such action is warranted based on prevailing market prices for natural gas or other commodities. Seller shall use its best efforts to give purchaser advance written notice of curtailment for economic reasons. If Seller or Seller Affiliate deems it prudent to curtail production of Committed Gas, Seller shall give





                                                Gas Purchase and Sale Agreement
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

         Purchaser written notice in the FOM Availability Report or Operator Control Report. Seller's notice hereunder shall set forth the quantity of Committed Gas to be curtailed, the Delivery Point(s) affected and the estimated duration of the curtailment.

                 2.3.2 Right to Process. Seller reserves the right to process, on behalf of itself and each Seller Affiliate, all or any portion of the Committed Gas deliverable to Purchaser under this Agreement for the removal of all or any constituents other than methane, except those minimum quantities of methane necessarily removed during gas processing. Such processing rights may be exercised for any Month either before or, if the Transporter permits, after delivery of the Committed Gas to Purchaser by giving Purchaser written notice no less than six (6) Business Days prior to the first Day of each such Month. When Seller is exercising its (or Seller Affiliate's) right to process Committed Gas, title to the liquefiable hydrocarbons and other constituents removed and consumed during processing (including incidental methane, plant fuel, flare and loss across the processing plant) shall not pass to Purchaser, but shall remain at all times in Seller or Seller Affiliate. Seller shall reimburse Purchaser for any transportation fees and other costs charged by the Transporter or other processor to transport or deliver any plant thermal reduction volumes ("PTR") to the processing plant, but Seller hereby reserves the right to enter into its own PTR transportation agreement with the applicable Transporter. Purchaser and Seller will cooperate to facilitate the exercise of Seller's processing right, including taking the actions described in the remainder of this Section 2.3.2.

                 2.3.2.1 PTR Nominations. Purchaser shall nominate to Transporter the PTR in accordance with Seller's requests in the FOM Availability Report.

                 2.3.2.2 Accounting and Billing Procedures. When and if Seller elects to exercise its processing rights, Seller will establish reasonable accounting and billing procedures so that (i) Purchaser will pay only for the quantities of Committed Gas remaining after processing





                                                Gas Purchase and Sale Agreement
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

         and (ii) all charges of the Transporter will be equitably allocated between Purchaser and Seller, with Seller bearing all costs attributable to the exercise of its processing rights and Purchaser bearing all costs attributable to transportation from and after the applicable Pricing Pool for the Committed Gas remaining after processing.

                 2.3.2.3 Offshore Condensate. Seller's or Seller Affiliate's gas wells may produce liquid hydrocarbons (condensate) along with the Committed Gas to be delivered under this Agreement. To the extent that any Delivery Point provided for in this Agreement is located on or in the vicinity of a Source of Supply, and if the Transporter allows, Seller or Seller Affiliate may inject condensate into the gas stream delivered hereunder for transportation and redelivery to Seller or Seller Affiliate at a separation facility located onshore. Seller reserves the right, on behalf of itself and Seller Affiliate, to negotiate all charges attributable to Seller's or Seller Affiliate's injected condensate. Seller agrees to bear, or reimburse Purchaser for, all such charges of the Transporter attributable to the injection, transportation, and redelivery of Seller's or Seller Affiliate's condensate.

                 2.3.2.4 Documentation of Charges. Purchaser shall furnish Seller with documentation establishing the actual charges incurred by Purchaser to be reimbursed by Seller under Sections 2.3.2.2 and
         2.3.2.3. Such documentation shall reflect the method of allocation of such charges between Purchaser and Seller. Upon agreement of the Parties, amounts paid by Purchaser to be reimbursed under Sections
         2.3.2.2 and 2.3.2.3 may be netted against amounts Purchaser is obligated to pay Seller for Committed Gas delivered under this Agreement.

                 2.3.3 Property Management. Seller reserves, on behalf of itself and Seller Affiliate, all rights to sell, convey, transfer, assign, exchange, release, relinquish, abandon, surrender, allow to expire, farmout, diminish its interest in, enter into, modify, waive or enforce rights under any lease, operating agreements, unit agreements, pooling agreements, exploration





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

         agreements, areas of mutual interest, and other similar agreements, as well as engage in any transaction it deems appropriate (other than making sales of gas in contravention of this Agreement), in its sole discretion, affecting any Source of Supply and the amount of gas attributable or allocable to Seller's or Seller Affiliate's ownership interest therein.

                 2.3.4 Liquefied/Converted Methane. "LNG Gas" means methane liquefied into liquid natural gas ("LNG") or converted into synthetic crude or synthetic hydrocarbon products. As to any methane which Seller, on behalf of itself or Seller Affiliate, elects to liquefy or convert into synthetic hydrocarbons, such methane shall not be Committed Gas and title to the LNG's or synthetic hydrocarbons shall not pass to Purchaser hereunder, but shall remain at all times with Seller or Seller Affiliate. Seller shall give Purchaser at least one
         (1) year advance notice of any election under this Section. Seller may, in conjunction with its election, request that Purchaser market LNG Gas on behalf of Seller or Seller Affiliate, provided that Seller and Purchaser agree on the terms of such a marketing arrangement.

                 2.3.5 Processable Gas Multiple Connects. With respect to Sources of Supply connected, directly or indirectly, to multiple pipelines or gathering lines, and producing gas or delivering gas that is processed or processable at one or more gas processing plants (including separation and dehydration facilities) to which one or more of the multiple pipelines or gathering lines may be connected, Seller hereby reserves the right, on behalf of itself and Seller Affiliate, to direct, in its reasonable discretion, the Committed Gas from such Sources of Supply to the pipeline or gathering line of Seller's choice so that the Committed Gas may be processed in the processing plant (or separation or dehydration facilities) preferred by Seller or Seller Affiliate. The Committed Gas shall be delivered to Purchaser at the applicable Delivery Point or Pricing Pool, as the case may be, based upon the pipeline or gathering system chosen by Seller. Seller shall notify Purchaser of any change in Pricing Pool (as a result of any direction made by Seller herein) at least six (6)





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

         Business Days before the first Day of the Month. If any direction made by Seller under this Section 2.3.5 results in Purchaser being required to resell such Committed Gas at a price less than the Tiered Pool Price for such Pricing Pool (because of Transporter constraints at the applicable Pricing Pool), the Parties shall communicate in the same manner as provided in Section 4.6 and Seller shall pay Purchaser for such Committed Gas at the price calculated under Section 4.6. Any amount due Purchaser hereunder shall be deducted from amounts paid Seller under Section 7.1 and 7.2. Concurrently, with the submission of Purchaser's invoice under Section 7.1, Purchaser shall submit a statement showing the calculation of the amount due Purchaser and the facts demonstrating the Transporter constraint at the applicable Pricing Pool.

         2.4 Addition of New Sources of Committed Gas. If Seller or Seller Affiliate acquires or develops new sources of Committed Gas or enhances the productive capacity of existing Sources of Supply, Seller shall give Purchaser notice as soon as is reasonably possible of the new Source of Supply or increased production, including an estimate of the date of initial deliveries, source name, avails code, meter number, transporter, county and state. The notice shall also identify the Index Price, Gas Daily Midpoint Price, Delivery Point, Pricing Pool, and Transportation Costs Seller believes are applicable to the new Source of Supply. Purchaser and Seller shall work cooperatively to identify the Index Price, Gas Daily Midpoint Price, Delivery Point, Pricing Pool, and applicable Transportation Costs and to amend Exhibit A to provide such information for the new Source of Supply. If Purchaser and Seller are unable to agree upon the Index Price, Gas Daily Midpoint Price, Delivery Point, Pricing Pool, and/or Transportation Costs for the new Source of Supply, the disputed matter will be handled under the dispute resolution and arbitration procedures set out in Article 12. Whenever reasonably practical, Seller shall provide such notice to Purchaser at least sixty (60) Days in advance of the date the gas is expected to be available to Purchaser. Purchaser shall make whatever changes are required to its gas management system to add the new Source of Supply and provide appropriate cross reference information. Not later than thirty (30) Days after the new Source of Supply commences production, Purchaser shall provide Seller the arrangement numbers





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

(reference numbers of Seller for Delivery Point(s) which have the same Index Price and Transportation Costs) for the new Source of Supply. No later than the last Business Day preceding the Month of delivery, Purchaser shall provide Seller a monthly variance report for Exhibit A for the Month in which deliveries commence from the new Source of Supply that shows the new Source of Supply with the assigned arrangement number and any changes to existing arrangement numbers.

         2.5 Gas Calls. Seller owns or controls, and Seller and Seller Affiliates may later acquire, certain contractual rights to call and purchase gas owned by third parties. If Seller or Seller Affiliate exercises a call on gas, such gas shall, subject to the other provisions of this Agreement, be considered Committed Gas for so long as Seller continues the exercise of any such call or calls. Purchaser may request, from time to time, that Seller exercise a call or calls on gas. If Purchaser requests Seller to exercise a call on gas as to a well or wells for which Seller does not choose to exercise its call, Seller shall exercise the call, if, but only if, Purchaser agrees in writing to pay Seller for any additional out-of-pocket costs or expenses which Seller incurs, on account of exercising Seller's call.

         2.6 Co-Owner Gas. Seller may have certain contractual or legal rights to purchase or market gas owned by third parties having working or non-operating interests in wells operated by Seller. Seller hereby reserves the right to purchase or market such gas owned by such third parties as Seller deems proper in its reasonable discretion. If Seller elects to purchase or market such gas owned by such third parties, such gas shall, subject to the other provisions of this Agreement, be considered Committed Gas for so long as Seller, in its reasonable judgment, continues purchasing or marketing such gas.

         2.7 First of the Month Availability Reports. No later than the sixth (6th) Business Day prior to the First Day of each Month, Seller shall submit to Purchaser its FOM Availability Report setting forth Seller's best estimate of the quantity of Committed Gas that Seller and each Seller Affiliate will produce in such Month and deliver to Purchaser at each Delivery Point during such





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

Month. No later than the fifth (5th) Business Day prior to the first Day of each Month, Purchaser will confirm with Seller the total quantity of Committed Gas made available in the FOM Availability Report. The Sources of Supply and Delivery Points for such gas are listed on Exhibit A. The content of and amendment or notice procedures concerning Exhibit A are described in Section
4.1 below. The quantity of Committed Gas available for delivery to a Delivery Point will be expressed as an average daily quantity, and unless the FOM Availability Report states otherwise, it shall be presumed that such quantity will be delivered at a constant rate of flow throughout the Month. The report shall identify the estimated quantity of Committed Gas that will be delivered at each Delivery Point. The quantity of Committed Gas set forth in the FOM Availability Report in effect at 8:00 a.m., Central Time, on the sixth (6th) Business Day before the first Day of a Month will form the basis of the quantity of Committed Gas nominated by Purchaser for first Day of the Month for delivery into the applicable Transporter.

                 2.7.1 Daily Avails Procedure. Daily Avails are prepared and calculated using the following collaborative procedure.

                 2.7.1.1 Operator Control. For each Delivery Point, Seller shall make its best estimate of the quantity of gas to be produced by Seller and each Seller Affiliate and delivered at each such Delivery Point on the Day in question. This best estimate is based on expected production for the next succeeding Business Day, usually one to three Days into the future. The management tool used by Seller for this purpose is referred to as "Operator Control". The quantity of gas so estimated by Seller constitutes the Operator Control Volumes. The Operator Control Volumes for all Delivery Points shall be set out on the Operator Control Report which is generated by the Seller. All significant modifications to estimated quantities of gas to be produced after the 9:00 a.m. Central prevailing time deadline will be communicated verbally in a timely manner from the appropriate Seller personnel to the appropriate Purchaser personnel.





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

                 2.7.1.2 Transporter EBB. Purchaser shall monitor volume differences between the quantity of gas actually delivered by Seller and the quantity of gas sold by Purchaser at each Delivery Point on each Day in question. The management tool used throughout the Month by Purchaser for such comparisons is referred to as the "Transporter EBB". The volume differences shown to exist by the Transporter EBB are referred to as "Transporter EBB Volume." Transporter EBB will be considered the best source of quantities available for managing daily gas flow and monitoring historic volume differences.

                 2.7.1.3 Dealmaker. Purchaser shall integrate the Transporter EBB Volume with the Operator Control Volume. The management tool used by Purchaser for this integration is referred to as "Dealmaker." The integration of these volumes by Dealmaker produces the Daily Avails. Purchaser shall manage Dealmaker so as to keep the difference between actual quantities of gas delivered by Seller at each Delivery Point and actual quantities of gas sold to third parties from or beyond each Delivery Point at or near zero to the extent reasonably practicable. To facilitate such management of Dealmaker, both Seller and Purchaser shall arrange for employees of each to be on call (by telephone, telefax and pager) 24 hours a Day on each Day during the term of this Agreement. After each Month of delivery, Purchaser and Seller shall make any necessary adjustments pursuant to Sections 3.3, 3.3.1, 3.3.2, and 3.3.3.

                 2.7.2 Operator Confirmation to Transporter. In the event of a conflict or difference between Purchaser's nomination to the Transporter and the operator's confirmation to the Transporter, the operator's confirmation to the Transporter shall control, unless the provisions of the applicable Transporter's Tariff specify a different result, in which case the provisions of Transporter's Tariff will control.





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

         2.8     Minimum Volume Commitment.

                 2.8.1 Minimum Monthly Quantity. Notwithstanding Seller's Reservations or the definition in Section 2.2 of Excluded Gas, during each Month during the term hereof, Seller shall make available, including gas delivered by a Seller Affiliate or under the Agency Agreement, to Purchaser at the Delivery Points a quantity of gas equal to the Minimum Monthly Quantity for that Month. Such Minimum Monthly Quantity shall not be subject to amendment under Section 12.6 unless agreed to in writing by both Parties.

                 2.8.2 Payment of Deficiency Payment. If Seller, for any reason other than Force Majeure or inability to deliver because of imposition of an OFO on Purchaser or Seller, fails to make available the Minimum Monthly Quantity as required by Section 2.8.1 in any Month, Seller shall pay to Purchaser the Monthly Deficiency Payment for that Month by the twenty fifth (25th) Day of the following Month, or Purchaser may deduct the Monthly Deficiency Payment from the amounts paid by Purchaser under Section 7.2, at Purchaser's option.

                 2.8.3 Supply of Third Party Gas. If Seller reasonably believes prior to the beginning of any Month that the volume of Committed Gas to be delivered by Seller in such Month will be less than the Minimum Monthly Quantity for such Month, Seller may deliver gas purchased by Seller from third parties as Committed Gas hereunder, up to 110% of the Minimum Monthly Quantity for such Month. Such third party gas must be nominated and shown in the FOM Availability Report for that Month or an Operator Control Report in that Month and otherwise follow the procedures in Section 2.7. Such third party gas shall be delivered to Delivery Points selected by Purchaser and Seller. If Purchaser and Seller are unable to agree upon the Delivery Points for such Month, Seller shall deliver such third party gas to the Pricing Pools identified in the FOM Availability Report for the prior Month in quantities proportional to the quantities of gas delivered in the prior Month at such Pricing Pools.





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

                 2.8.4 Liquidated Damages. The Parties agree that Purchaser will be tangibly damaged if Seller fails to deliver the Minimum Monthly Quantity in any Month and the exact measure of such damages is difficult, if not impossible, to determine, and that payment of the Monthly Deficiency Payment is a reasonable estimate of such damages. The Monthly Deficiency Payment represents not only Purchaser's cash margin from the resale of Committed Gas, but also includes reimbursement of trading losses, nonperformance charges assessed to Purchaser because of its inability to redeliver to its buyer, loss of Purchaser's trading liquidity and damage to Purchaser's business reputation as a full service energy marketer, and other similar losses.

3.       TRANSPORTATION AND PENALTIES

         3.1 Upstream Gathering and Transportation Agreements. Seller shall be responsible for the costs and expenses of all transportation and gathering charges necessary for Purchaser to deliver Committed Gas from the Delivery Point to the Pricing Pool for that Delivery Point. Purchaser shall arrange, manage and operate all interruptible transportation downstream of the Delivery Point. Purchaser shall use its commercially reasonable efforts to obtain the lowest rate obtainable on each Transporter for interruptible transportation used by Purchaser to transport Committed Gas on such Transporter. The FT Rights shall be acquired and managed under Section 3.6. Any amounts paid by or charged to Purchaser by a Transporter will be deducted from amounts Purchaser is obligated to pay Seller for Committed Gas delivered under this Agreement, as provided in this Article 3.

         3.2 Transporter's Tariff. The rules, guidelines, and policies of the Transporter shall define and set forth the manner in which the Committed Gas purchased and sold under this Agreement is measured and transported.
Seller and Purchaser recognize that the receipt and delivery into Transporter's pipeline facilities of Committed Gas purchased and sold under this Agreement shall be subject to the operational procedures of Transporter as well as the terms of Transporter's transportation service agreement(s) with Purchaser, if any, addressing operational procedures.





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

         3.3 Imbalance Charges. The terms and conditions of Transporter's Tariff shall be used to address penalties, scheduling fees, cash-out costs or similar charges attributable to underdeliveries or overdeliveries of gas into the pipeline (collectively "Imbalance Charges"). Imbalance Charges under this Agreement will be assessed on a transporter-by-transporter basis using the applicable terms of the Transporter's Tariff and as if Seller is the shipper and Purchaser is the transporter. In instances of Split Connect Committed Gas, as defined in Section 4.3 below, the tariff of the pipeline downstream of the Delivery Point associated with the Index Price selected by Seller shall be used for purposes of this Section 3.3. If an Imbalance Charge is assessed, then Seller shall pay to Purchaser an amount calculated in accordance with the applicable terms of Transporter's Tariff. An "Underdelivery" is defined as an instance where the quantity of gas actually delivered to Purchaser at a given Delivery Point in a Month is less than the Monthly quantity of Committed Gas designated for delivery at that Delivery Point in the FOM Availability Report as changed throughout the Month by timely revisions of the Daily Avails in accordance with Section 2.7.1 above. An "Overdelivery" is defined as an instance where the Monthly quantity of gas actually delivered to Purchaser at a given Delivery Point is greater than the monthly quantity of Committed Gas designated for delivery at that Delivery Point in the FOM Availability Report as changed throughout the Month by timely revisions of the Daily Avails in accordance with Section 2.7.1 above. At the request of Seller and upon Purchaser's agreement, Purchaser will assist Seller in balancing Committed Gas volumes (in accordance with the procedures of each Transporter's Tariff) actually delivered against the volumes shown in the FOM Availability Report as changed throughout the Month by timely revisions of the Daily Avails in accordance with Section 2.7.1 to minimize Imbalance Charges. If the applicable Transporter requires balancing on a daily basis, the definitions of underdelivery and overdelivery shall be modified to reflect daily balancing as opposed to monthly balancing. Overdeliveries by Seller into a Transporter at one Delivery Point will be netted against underdeliveries into that Transporter at a different Delivery Point to the extent permitted under that Transporter's Tariff. Underdeliveries by Seller on one Transporter will not be netted against overdeliveries by the Seller to a different Transporter absent the Parties' consent and underdeliveries or overdeliveries by Seller will not be netted against Overdeliveries or Underdeliveries of gas by other suppliers to Purchaser.





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

               3.3.1 Underdeliveries -- Cash-Out Costs. In the event of Underdeliveries by Seller in any Month for a Transporter, Seller shall pay Purchaser an amount equal to (i) the Underdelivered volumes multiplied by (ii) the first tier cash-out price, calculated in accordance with such Transporter's Tariff. Where cash-out prices are not specified in such Transporter's Tariff, the Underdelivered volumes will be cashed out at the applicable First of the Month Commodity Price in the third Month following production. If actual settlement between Purchaser and a Transporter whose Tariff does not specify cash-out prices is substantially different than the amount paid by Seller to Purchaser, Purchaser shall have the right to negotiate such settlement with Seller.

               3.3.2 Overdeliveries -- Cash-Out Costs. In the event of Overdeliveries by Seller in any Month for a Transporter, Purchaser shall pay Seller an amount equal to (i) the Overdelivered volumes multiplied by (ii) the first tier cash-out price, calculated in accordance with such Transporter's Tariff. Where cash-out prices are not specified in such Transporter's Tariff, the imbalance amount will be cashed out at the applicable First of the Month Commodity Price in the third Month following production. If actual settlement between Purchaser and a Transporter whose Tariff does not specify cash-out prices is substantially different than the amount paid by Purchaser to Seller, Purchaser shall have the right to negotiate such settlement with Seller.

               3.3.3 Imbalance Trading. In the event of net Underdeliveries or Overdeliveries by Seller in any Month and notwithstanding the absence of an actual net Underdelivery or Overdelivery assessed by Transporter, Purchaser will exercise reasonable commercial efforts to mitigate the adverse consequences of the net Underdeliveries or Overdeliveries through imbalance trading, or equivalent opportunities set forth in the Tariff of the applicable Transporter. Purchaser and Seller acknowledge the net Underdeliveries or Overdeliveries by Seller calculated in accordance with this Agreement may or may not result in a corresponding actual net Underdelivery or Overdelivery assessed by Transporter pursuant





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

         to its Tariff. Purchaser shall be responsible for Imbalance Charges assessed by a Transporter, unless Seller's actions or inactions are responsible for or caused such Imbalance Charges.

         3.4 Operational Flow Orders. Seller and Purchaser recognize that Transporter may be authorized to issue Operational Flow Orders ("OFO's"), or the equivalent, under its Tariff. Seller and Purchaser also recognize that Transporter may issue an OFO that obligates Seller or Purchaser to take action that may be contrary to the terms of this Agreement, including, the delivery and taking of gas in quantities contrary to those set forth in the FOM Availability Reports as changed throughout the Month by timely revisions of the Daily Avails in accordance with Section 2.7.1. Seller and Purchaser agree to use their best efforts to not cause the issuance of such an OFO. If an OFO is issued, Seller and Purchaser agree that compliance with any duly authorized OFO will not constitute a violation of this Agreement, provided that: (i) the Party receiving an OFO notifies the other Party as soon as possible, with telephone and telefax confirmation, and (ii) the Parties shall minimize the operational and economic consequences of compliance with the OFO by all commercially reasonable means at their disposal. If an OFO can be construed as calling for the shutting-in of Seller production, the Parties will cooperate to take steps alternative to a shut-in.

         3.5 Operational Balancing Agreements. The Parties agree to use their best efforts to maintain operational balancing agreements, or their equivalent ("OBA"), at each Delivery Point and at such other points the Parties deem advisable. With respect to any point at which an OBA is not in effect, upon Seller's written request, Purchaser will assume the responsibility for negotiating and implementing an OBA at such point(s) on terms and conditions acceptable to Seller and Purchaser, if offered by a Transporter.

         3.6 Firm Transportation. Seller may from time to time (by written request to Purchaser) request firm transportation (the "FT Rights") for specified volumes of Committed Gas at a Delivery Point or a Pricing Pool to move Committed Gas downstream of such Delivery Point or Pricing Pool.





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

Such request will be made only if Seller, in good faith, determines that the FT Rights are required for the specified volumes of Committed Gas to flow at the Delivery Point or Pricing Pool or are required to ensure that Seller receives fair market value for its Committed Gas (or to diversify its price risk), but only to the closest Pricing Pool where the fair market value (on a wholesale basis) of the Committed Gas will be received.

                 3.6.1. Upstream of Pricing Pool. If Seller desires FT Rights downstream of a Delivery Point and upstream of a Pricing Pool, it may upon written notice to Purchaser obtain such FT Rights or it may request that Purchaser seek to obtain such FT Rights (at Seller's expense). Regardless of whether Seller or Purchaser obtains such FT Rights, (i) Seller shall have title to and shall own such FT Rights unless Purchaser agrees, at Seller's request, to take title to and own such FT Rights, (ii) Seller shall bear all costs of such FT Rights,
         (iii) Purchaser shall manage and operate such FT Rights, and (iv) Purchaser shall be entitled to use and/or sell to third parties excess capacity on such FT Rights.

                 3.6.2 Downstream of Pricing Pool. If Seller desires FT Rights downstream of a Pricing Pool, it will first request (by written notice) that Purchaser provide or obtain such FT Rights (at Seller's expense). If Purchaser obtains such FT Rights at the request of Seller, then Purchaser shall have title to and shall own such FT Rights. Such FT Rights will be assigned to the Seller upon termination of this Agreement. If Purchaser elects not to provide or obtain, or cannot provide or obtain, such FT Rights on behalf of Seller, then Seller may obtain such FT Rights and shall have title to and shall own such FT Rights. Regardless of whether Purchaser or Seller obtains such FT Rights, (i) Seller shall bear all costs of such FT Rights, (ii) Purchaser shall manage and operate such FT Rights, and
         (iii) Purchaser shall be entitled to use and/or sell to third parties excess capacity on such FT Rights.

                 3.6.3 Marketing of Excess Capacity. With respect to any FT Rights acquired under Sections 3.6.1 or 3.6.2, (i) Short Term FT Sales with respect to all or part of such FT Rights





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
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                                           separately filed with the Commission.


         may be made only by Purchaser and may be on such terms as Purchaser considers reasonable and appropriate; (ii) Mid Term FT Sales with respect to all or part of such FT Rights may be made by Purchaser or Seller and may be made only on terms approved in advance by the other Party, which approval may be obtained orally and followed by written confirmation; and (iii) Long Term FT Sales with respect to all or part of such FT Rights may be made only by Seller and Seller will provide Purchaser at least fourteen (14) Days written notice prior to entering into any such Long Term FT Sale, which notice shall set out the terms of such proposed Long Term FT Sale. If Seller desires to sell any FT Rights it owns having a duration of one (1) year or more, it may request the Purchaser to sell such FT Rights on Seller's behalf. If Purchaser elects to undertake to make such sale of FT Rights on Seller's behalf, then Purchaser will negotiate the terms of any such sale with potential buyers of such FT Rights in consultation with Seller. Purchaser may purchase such FT Rights from Seller on such terms as Seller and Purchaser may agree.

                 3.6.4 Revenue Sharing. As consideration for managing the FT Rights obtained under Sections 3.6.1 or 3.6.2, Purchaser shall
* retain REDACTED of the cash profits generated by or accruing to either Purchaser or Seller from the transportation of third party gas using such FT Rights or resale of the FT Rights after payment to Transporter or reimbursement to Seller of those commodity charges other than demand or reservation charges for such FT Rights. If such FT Rights are used by either Purchaser or Seller to conduct transactions in which gas is purchased from a third party at one point, transported to another point using such FT Rights, and resold to that third party at
* a higher price, then Purchaser shall retain REDACTED of the amount by which (i) the price at which the gas is resold exceeds (ii) the price at which the gas was purchased increased by the amount of the commodity charges (but not demand or reservation charges) for such FT Rights. The balance of the cash profits from the FT Rights shall be remitted to Seller each Month under Article 7. Seller shall pay the demand and reservation charges associated with the FT Rights.





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

                 3.6.5 Other Firm Transportation Rights of Purchaser. Nothing in this Section 3.6 shall grant Seller any rights with respect to any rights held by Purchaser to firm transportation not acquired pursuant to the terms of this Section 3.6.

                 3.6.6 Management Default. If Seller believes in good faith that Purchaser is not managing the FT Rights in the manner in which Purchaser manages its other firm transportation rights, Seller may give written notice to Purchaser of such matters. If Purchaser does not cure the deficient matters within thirty (30) Days, then Seller may begin managing such FT Rights on the first Day of the Month following the end of such thirty (30) Day period, until such time as Purchaser can demonstrate that it can manage such FT Rights in the manner in which it manages its other firm transportation rights.

4.       COMMODITY PRICE

         4.1 Description of Exhibit A. The Sources of Supply, Delivery Points, Index Prices, Gas Daily Midpoint Price, Transportation Costs, and Pricing Pools effective as of the Effective Date are set forth in Exhibit A to this Agreement. As Sources of Supply, Delivery Points, Pricing Pools, and the related Index Prices and Gas Daily Midpoint Price change from time to time, Exhibit A shall be revised to reflect the addition or deletion of such matters. The addition, modification, or deletion of Sources of Supply, Delivery Points, Pricing Pools, Index Prices, and Gas Daily Midpoint Prices on Exhibit A requires the agreement of both Seller and Purchaser. Any new Sources of Supply, Delivery Points, or Pricing Pools, and the associated Index Prices, Gas Daily Midpoint Price, and Transportation Costs that Seller and Purchaser have agreed upon shall be set forth in a notice prepared by Purchaser and furnished to Seller. The Parties shall amend Exhibit A to reflect the information contained in any such notices, but the failure to so expressly amend Exhibit A shall not affect Seller's obligation to deliver, and Purchaser's obligation to purchase, Committed Gas from the new Sources of Supply or new Delivery Points. Although the Parties will strive to reduce to writing all agreements amending Exhibit A, the Parties recognize that market conditions may require





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
                                               Confidential Treatment Requested.
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                                           separately filed with the Commission.


prompt action. Consequently, oral agreements (if confirmed by telefax) will be effective notwithstanding absence of a formal written agreement. Each Party agrees to reduce such oral agreements to writing within thirty (30) Days of reaching agreement. If the Parties agree that Inside FERC or Gas Daily does not report a price applicable to a Pricing Pool, the Parties shall agree upon an alternative index price for that Pricing Pool. If the Parties fail to agree upon an alternative index price, then the matter shall be submitted to arbitration under Article 12.

         4.2     Prices Applicable to Deliveries of Committed Gas Each Month

                 4.2.1 Tiered Pool Price. For Committed Gas delivered to each Delivery Point in each Month, Purchaser shall pay the Tiered Pool Price (as defined below) for the Pricing Pool for such Delivery Point on that Day less the Transportation Costs for that Delivery Point multiplied by the sum of the aggregate quantity of Committed Gas shown in the FOM Availability Report for such Delivery Point on that Day as adjusted by the aggregate Daily Avails for such Delivery Point.

                 4.2.2 Daily Avails Equal to or Greater than First of the Month Avails. If the aggregate Daily Avails for the Delivery Points in a Pricing Pool for any Day are equal to or greater than the aggregate First of the Month Avails for the Delivery Points for that Day in that Pricing Pool, then the "Tiered Pool Price" for that Pricing Pool means the quotient of:

                 (A)      the sum of:

                 (i) the product obtained by multiplying (x) the Index Price applicable to deliveries to that Pricing Pool by (y) the aggregate First of the Month Avails for all Delivery Points for that Day in that Pricing Pool; plus

                 (ii)     the product obtained by multiplying (x) the
*                         applicable Gas Daily REDACTED for that Day by
                          (y) the amount by which the aggregate Daily Avails for all Delivery Points for that Day in that Pricing Pool exceed the aggregate





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

                                           Confidential Treatment Requested.
                                           The redacted material has been
                                           separately filed with the Commission.

                          First of the Month Avails for the Delivery Points for that Day in that Pricing Pool by no more than the Tolerance Level for that Pricing Pool; plus

                 (iii)    the product obtained by multiplying (x) the
*                         difference between (A) the Gas Daily REDACTED Price
*                         for that Day and (B) REDACTED of the amount by which
*                         the Gas Daily REDACTED Price for that Day exceeds the
* Gas Daily REDACTED Price for that Day by (y) the amount by which the aggregate Daily Avails for the Delivery Points for that Day in that Pricing Pool exceeds the aggregate First of the Month Avails for the Delivery Points for that Day in that Pricing Pool by more than the Tolerance Level for that Pricing Pool; divided by

                 (B) the aggregate quantity of Committed Gas shown in the FOM Availability Report for such Pricing Pool on that Day as adjusted by the Daily Avails for such Pricing Pool.

                 4.2.3 Daily Avails Less than First of the Month Avails. If the aggregate Daily Avails for the Delivery Points in a Pricing Pool for any Day are less than the aggregate First of the Month Avails for the Delivery Point for that Day in that Pricing Pool, then the Tiered Pool Price for that Pricing Pool means the quotient of:

                 (A)      the difference between:

                 (i) the product obtained by multiplying (i) the Index Price applicable to deliveries for that Day in that Pricing Pool by (ii) the aggregate First of the Month Avails for all Delivery Points in that Pricing Pool; less

                 (ii)     the product obtained by multiplying (x) the
*                         applicable Gas Daily REDACTED Price for that Day by
                          (y) the amount by which the aggregate First of the Month Avails for the Delivery Points in that Pricing Pool for that Day exceed the aggregate Daily Avails for the Delivery Points for that Day in that Pricing Pool by no more than the Tolerance Level for that Pricing Pool; less





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
                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


                 (iii)    the product obtained by multiplying (x) the sum of
*                         (A) the Gas Daily REDACTED Price plus (B)
*                         REDACTED of the amount by which the Gas Daily REDACTED
* Price for that Day exceeds (B) the Gas Daily REDACTED Price for that Day by (y) the amount by which the aggregate Daily Avails for the Delivery Points for that Day in that Pricing Pool exceeds the aggregate First of the Month Avails for the Delivery Points for that Day in that Pricing Pool by more than the Tolerance Level for that Pricing Pool; divided by

                 (B) the aggregate quantity of Committed Gas shown in the FOM Availability Report for such Pricing Pool as adjusted by the Daily Avails for such Pricing Pool.

For purposes of calculating the total amount due in any Month, a decrease in the Daily Avails for any given Day shall not be netted against an increase in the Daily Avails for a different Day.

         4.3 Split Connect Committed Gas. If Committed Gas produced from a Source of Supply is capable of being delivered into pipeline systems connected to more than one Pricing Pool ("Split Connect Committed Gas"), Seller shall select the Index Price (less applicable Transportation Costs) applicable to such Split Connect Committed Gas. Seller will make its selection, as above-specified, no later than the sixth (6th) Business Day prior to the first Day of the Month in which deliveries will be made. If the Seller fails to make its selection by such date, the then current selection will apply. Purchaser may request Seller to revise its selection, but Seller shall have no obligation to agree to any such request unless Purchaser can show to the reasonable satisfaction of Seller that the requested revision will not adversely affect Seller, or Purchaser can substantiate to the reasonable satisfaction of Seller that a Transporter constraint (volume of inlet supply exceeds Transporter's ability to take) exists on the pipeline system selected by Seller.

         4.4 Purchaser's Failure to Purchase Committed Gas. If Purchaser fails in any Month to purchase the quantity of Committed Gas made available by Seller and Seller Affiliates from each





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

Delivery Point, to the extent that such failure is not the result of Force Majeure, the imposition of an OFO on Purchaser or Seller, or Seller's failure to make Committed Gas available, the quantity not purchased shall be the Deficiency Volume. Seller may provide written notice to Purchaser that, during the duration of Purchaser's failure to purchase said quantity of Committed Gas, the Deficiency Volume shall be released from this Agreement to the extent necessary to permit Seller, without violation of Seller's obligations under this Agreement, to sell and deliver such quantities of Committed Gas to another purchaser or to an alternative market. Seller shall exercise all commercially reasonable efforts to sell such released gas at the best available price. If Seller sells the released gas at a price which is lower than the Tiered Pool Price which otherwise would have been paid by Purchaser had such quantities of Committed Gas been purchased by Purchaser, Purchaser shall pay to Seller, as liquidated damages, an amount equal to the product of (i) the Deficiency Volume and (ii) the difference between (A) the Tiered Pool Price less the Transportation Costs applicable to the Delivery Point at which the deficiency occurred and (B) the actual price received by Seller at the Delivery Point for the Deficiency Volume.

         4.5 Hub Services. At any Delivery Point at which Split Connect Committed Gas is delivered, Seller shall perform all physical operations necessary to facilitate Purchaser's requests for Seller to make deliveries into alternative pipeline systems, as often as requested by Purchaser, but without undue burden on Seller or reduction in the volumes of Committed Gas that otherwise would have been taken by Purchaser.

         4.6 Interruption of Committed Gas. If Purchaser is unable to deliver Committed Gas beyond any Delivery Point or Pooling Point because of a constraint on a Transporter, Purchaser shall receive Committed Gas at least pro rata with Purchaser's other sellers of firm gas at such Delivery Point (without adverse discrimination based on price or volume), and where circumstances permit using its commercially reasonable efforts, shall give priority to Committed Gas over third party gas that is purchased by Purchaser at such Delivery Point or Pooling Point (i) for a term of less than one Month or (ii) without firm obligation to take and transport such gas. If any such requirement to take





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

Committed Gas at any such Delivery Point or Pooling Point results in Purchaser being required to resell the Committed Gas at a price less than the Tiered Pool Price for such Delivery Point, the Purchaser shall notify Seller of such interruption of Committed Gas and the price at which Purchaser expects to resell such Committed Gas. Purchaser shall collaborate with Seller, if necessary, to develop a strategy and implement an action plan to sell such Committed Gas. For Sources of Supply located in the San Juan Basin, the portion of the Daily Avails affected by a constraint on a Transporter shall be renominated by Purchaser and sold on an intra-day basis. For all other Sources of Supply Purchaser shall exercise its commercially reasonable efforts to resell such Committed Gas to parties with access to firm transportation rights beyond the Delivery Point or Pooling Point. Purchaser shall deduct from amounts paid Seller under Section 7.1 and 7.2 the difference between the Tiered Pool Price and the price actually received by Purchaser for such Committed Gas less applicable Transportation Costs and, in addition, the Transportation Constraint Margin for Committed Gas sold by Purchaser either on an intra-day basis for Sources of Supply in the San Juan Basin or to such parties with access to firm transportation for other Sources of Supply. In such cases, Purchaser shall use commercially reasonable efforts to resell such Committed Gas at the best available price.

         4.7 Shut-In Well Damages Payment. If, during a Month, there is a Shut-In Well for which Shut-In Well Damages during a Shut-In Period accrue, Seller shall provide written notice to Purchaser identifying the Shut-In Well(s), the Shut-In Period(s) and the quantity of Committed Gas that would have been produced from such Shut-In Wells(s) (based on the volume shown in the Operator Control Report for the Delivery Point for such Shut-In Wells(s)).
Such notice shall be included on the Seller's Statement provided in Section
7.1.2. The notice shall also contain the then cumulative quantity of Committed Gas that would have been produced from all Shut-In Wells (based on the volume shown in Operator Control Reports for the Delivery Points for such Shut-In Wells) for the preceding twelve (12) consecutive Month period (including the Month of delivery for which such notice is provided). Seller shall also provide on such notice the Tax Credit Value for each MMBtu of Nonconventional Gas, if any, which would have been produced from Nonconventional





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

Gas Shut-In Well(s) (based on the volume shown in the Operator Control Report for the Delivery Point for such Shut-In Well(s)). Purchaser shall calculate the Shut-In Well Damages for such Month of delivery and pay Seller such Shut-In Well Damages in accordance with Section 7.2.

         4.8 Shut-In Well Quantity Notices. In addition to the written notice included on the Seller's Statement as set forth in Section 4.7, Seller shall provide Purchaser with written notice on or in conjunction with the Operator Control Report identifying any well qualifying as a Shut-In Well on the Day preceding the Day on which the Operator Control Report is submitted. The notice shall also contain the quantity of Committed Gas that would have been produced from each such Shut-In Well on such preceding Day, calculated as described in Section 4.7. Additionally, Seller shall send notice to the Chief Financial Officer of Purchaser on the Day following the Day on which a well qualifies as a Shut-In Well with the name of such well and the quantities of Committed Gas not taken from such Shut-In Well. Any notice of default submitted by Seller to Purchaser under Section 11.1 shall be based on the written notices required under this Section 4.8.

5.       TITLE AND RESPONSIBILITY

         5.1 Seller Responsibility. Title to, and responsibility and risk of loss for, Committed Gas delivered by Seller or Seller Affiliate to Purchaser shall pass from Seller or Seller Affiliate to Purchaser at the Delivery Points. The price for Committed Gas delivered under this Agreement is inclusive of all production, severance, ad valorem, or similar taxes levied on the production or transportation of the Committed Gas prior to its delivery to or for the account of Purchaser at the Delivery Point(s). As between the Parties, all charges, royalties, lease burdens, expenses, fees, taxes, damages, injuries, and other costs incurred in or attributable to production and transfer, transportation (except as otherwise agreed by the Parties), and handling of Committed Gas delivered in accordance with this Agreement prior to delivery to Purchaser at the Delivery Point shall be the exclusive responsibility of Seller (even if paid by Purchaser). Seller shall indemnify, defend, and hold harmless Purchaser from all such charges, royalties, expenses, fees, taxes, damages, injuries,





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

and other costs. In the event Purchaser is required by law to collect or pay any such taxes, and Seller claims an exemption from such taxes, Seller shall, upon Purchaser's written request, furnish Purchaser with a copy of Seller's exemption certificate.

         5.2 Purchaser's Responsibility. As between the Parties, all charges, expenses, fees, taxes (other than income and franchise taxes imposed on Seller), damages, injuries, and other costs incurred in or attributable to the purchase and transfer, transportation, and handling of the Committed Gas delivered in accordance with this Agreement at and after delivery to each Delivery Point shall be the exclusive responsibility of Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller from all such charges, expenses, fees, taxes, damages, injuries, and other costs. In the event Seller is required by law to collect any such taxes, and Purchaser claims an exemption from the taxes, Purchaser shall, upon Seller's written request, furnish Seller with a copy of Purchaser's exemption certificate.

         5.3 Determination of Responsibility for Taxes. If any governmental authority assesses or imposes a new tax on Committed Gas at any Delivery Point, Purchaser and Seller shall attempt to determine which Party shall be responsible for paying such new tax. If the Parties are unable to agree on the matter it shall be resolved under Article 12. The Parties intend that Seller shall be responsible for any such new tax that is typically paid by gas production companies and that Purchaser shall be responsible for any such new tax that is typically paid by gas marketing companies.

6.       QUALITY, MEASUREMENT AND TESTS

         6.1 Quality Specifications. Purchaser agrees to purchase Committed Gas delivered by Seller or Seller Affiliate to the Delivery Point(s) meeting the quality and pressure specifications set forth in the Transporter's Tariff. If Committed Gas delivered by Seller or Seller Affiliate to the Delivery Point(s) is rejected by Transporter for failure to meet its quality or pressure specifications,





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

Purchaser shall be relieved of the obligation to purchase such Committed Gas and it shall be deemed for all other purposes of this Agreement that the quantity so rejected by Transporter was never delivered by Seller or on behalf of Seller. Except to the extent otherwise specified in the Transporter's Tariff, to the extent that Transporter accepts Committed Gas tendered by Seller or Seller Affiliate for Purchaser's account at the Delivery Point(s), Seller shall be deemed to have complied with the quality and pressure specifications of this Agreement.

         6.2 Volume and Heating Value. Purchaser and Seller agree that the volume and heating value of Committed Gas sold and delivered under this Agreement will be measured and tested at or near the Delivery Point(s) by Transporter, using equipment owned or controlled by Transporter or Seller or Seller Affiliate, and measuring procedures employed by Transporter and contained in the Transporter's Tariff. The measurements and tests made by Transporter shall be accepted by Purchaser and Seller (subject to adjustment if prior measurements are determined to be inaccurate or incomplete); provided, however, the measuring and testing equipment and procedures used must conform to Transporter's Tariff and to generally recognized industry standards.

         6.3 Test Data and Charts. Seller and Purchaser shall preserve all original test data, charts and other similar records in a Party's possession for a period of at least ten years or longer on the written request of either Party to the other Party given during the term of this Agreement. Each Party shall provide access to any other pertinent records (such as those of Transporter) to the extent it has the contractual right to do so and/or the third party consents.

7.       ACCOUNTING, BILLING, AND PAYMENT

         7.1     Statements.

                 7.1.1    Purchaser Statements.  On or before the twenty fifth
         (25th) Day of the Month following each Month of delivery, Purchaser will furnish Seller the following information





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

         in reasonable detail concerning the Month of delivery and any adjustments for prior Months for each Delivery Point: Exhibit A report; the quantity of Committed Gas actually delivered under this Agreement at each Delivery Point and Pricing Pool, if available; the First of the Month Avails and Daily Avails for each Delivery Point and Pricing Pool; Dealmaker/ Operator Control variance report; reconciliations of the prior Month's deliveries at the Tiered Pool Prices; Index Prices, Gas Daily Prices and Tiered Pool Prices, for each Delivery Point and Pricing Pool; Transportation Costs and documentation for each Delivery Point; PTR and Condensate Transportation Costs and documentation for each Delivery Point; Monthly Deficiency Payments; Imbalance Charges; Seller's share of the cash profits and supporting documents received by Purchaser for the FT Rights; prices, volumes and supporting data necessary to calculate the deductions, including the Transportation Constraint Margin, if applicable, taken or to be taken by the Purchaser under Section 4.6; and the total amounts payable by Purchaser and Seller. If the actual total volumes of gas delivered under this Agreement or the applicable pricing information are not available by the date of the statement, the First of the Month Avails and Daily Avails and estimated prices shall be used and adjustments shall be made for the production Month on a Delivery Point-by-Delivery Point Basis, on the following Month's statement, or as soon thereafter as such information becomes available. The total amount of any Monthly Deficiency Payments and Imbalance Charges payable by Seller to Purchaser shall be deducted from the amount payable by Purchaser to Seller for Committed Gas delivered during the Month. If the accuracy of any statement or the sufficiency of any payment made by Purchaser is questioned by Seller, Seller shall provide written notice of same to Purchaser. Subject to
         Section 7.4, if, as a result of Seller's question or otherwise, it is subsequently determined that Purchaser underpaid Seller or Purchaser overpaid Seller, Purchaser or Seller, as the case may be, shall pay the principal amount due plus interest on such underpaid or overpaid amounts, as the case may be, from the date of underpayment or overpayment, as the case may be, computed at a rate equal to the lesser of the highest interest rate allowed by law or the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per





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

         annum until the date of payment. Purchaser will make reasonable efforts to provide Seller, and Seller will make reasonable efforts to receive, the information electronically.

                 7.1.2    Seller's Statement.  On or before the fifteenth
         (15th) Day of the third Month following each Month of delivery, Seller will furnish Purchaser a statement for the amounts due for the Month of delivery and any out of period adjustments. Seller will furnish Purchaser the following information in reasonable detail for each Delivery Point: the quantity of Committed Gas actually delivered under this Agreement at each Delivery Point and Pricing Pool, if available; First of the Month Avails, Operator Control Volumes, and Daily Avails for each Delivery Point and Pricing Pool; Index Price, Gas Daily Price, and Tiered Pool Price for each Delivery Point and Pricing Pool; Transportation Costs for each Delivery Point; PTR and Condensate Transportation Costs for each Delivery Point; Monthly Deficiency Payment; Seller's share of the cash profits received for the FT Rights; Imbalance Charges; the information required under Section 4.7 for Shut-In Wells; Shut-In Well Damages, if any; Deficiency Volumes and amounts owing under Section 4.4 or 11.3, if any; and the total amounts payable by Purchaser and Seller. If the total volumes of Committed Gas actually delivered under this Agreement or the applicable pricing information are not available by the date of this statement, the First of the Month Avails and Daily Avails; or estimated prices shall be used and adjustments shall be made for the Month of delivery on a Delivery Point by Delivery Point basis as soon thereafter as such information becomes available. The total amount of any Monthly Deficiency Payment payable by Seller may be deducted from the amount payable by Purchaser to Seller for Committed Gas delivered during the Month. If the accuracy of any statement is questioned by Purchaser, Purchaser shall provide written notice of same to Seller. Subject to Section 7.4, if, as a result of Purchaser's question or otherwise, it is subsequently determined that Purchaser underpaid Seller or Purchaser overpaid Seller, Purchaser or Seller, as the case may be, shall pay the principal amount due plus interest on such underpaid or overpaid amounts, as the case may be, from the date of underpayment or overpayment, as the case may be, computed at a rate





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

         equal to the lesser of the highest interest rate allowed by law or the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum until the date of payment. Seller will make reasonable efforts to provide Purchaser, and Purchaser will make reasonable efforts to receive, the information electronically.

         7.2 Payment. No later than the twenty-fifth (25th) Day of each calendar Month, Purchaser shall pay Seller by wire or electronic transfer of funds into an account designated in writing by Seller, the amount as shown in Purchaser's statement for gas delivered during the previous Month (less any amounts disputed in good faith by Purchaser) and any other amounts or adjustments associated with any prior periods, including any adjustments shown in Seller's Statement.

                 7.2.1 Unavailable Information. If the actual volumes of gas delivered under this Agreement or the applicable pricing information are not available by the payment date in Section 7.2, estimated volumes or prices shall be used and adjustments shall be made on the next Month's payment or as soon thereafter as such information becomes available.

                 7.2.2    Revisions.  If the payment made pursuant to Section
         7.2 is different than amounts reflected on Purchaser's Statement submitted pursuant to Section 7.1.1, Purchaser will furnish a revised Purchaser Statement reflecting the calculation of such payment.

         7.3 Failure to Pay. If Purchaser fails to make timely payment of amounts reflected on Purchaser's Statement, Seller's Statement or otherwise determined to be due and owing under this Agreement, Purchaser shall pay Seller interest on all amounts past due computed from the date the payment was due to the date payment is received by Seller at the rate set forth in Section 7.1 above. Interest shall be paid on disputed amounts that are construed against a Party from the date the disputed amount was first due until the date payment is made at the rate set forth in Section 7.1 above.





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

         7.4 Two Year Limit on Adjustments. No retroactive adjustments may be made for any overcharge or undercharge after a period ending twenty-four
(24) Months from the end of the calendar year in which the gas forming the basis of the overcharge or undercharge was delivered or not delivered hereunder, as the case may be, unless extended by notice timely delivered by one Party to the other Party under Section 7.5 within such twenty-four (24) Month period.

         7.5 Audit. Each Party shall have the right to audit the books and records of the other Party at any time during that Party's normal business hours during the term of this Agreement and for a period of two (2) years after its termination to the extent necessary to determine compliance by the other Party with the terms of this Agreement, but such audit rights shall be limited to auditing such books and records for the then current and four (4) preceding calendar years. The audited Party shall make its books and records available to the auditing Party upon no less than twenty (20) Days prior written notice to other Party. Notwithstanding the foregoing, in the event a governmental or Indian agency asserts a claim, or conducts an audit against a Party arising from the purchase or sale of Committed Gas and that Party determines in its reasonable judgment that its response to such claim requires or would benefit from an audit of books and records of the other Party, such audit may be conducted at any time during a period upon no less than ten (10) Days prior written notice ending on the tenth (10th) anniversary of the event or payment forming the basis of the third party claim, unless extended by notice timely delivered by one Party to another. To accommodate such third party audits, Seller and Purchaser will maintain the appropriate books and records for a period not less than ten (10) years. Each Party shall also have access to the books and records of the other Party for purposes of responding to claims, or requests for audits, asserted by a non-governmental third party and arising from the purchase or sale of Committed Gas.

         7.6 Accounting Information. Seller and Purchaser will exercise reasonable efforts to provide each other with data required by their respective accounting departments to close out books for each Month as soon as reasonably possible. Seller and Purchaser will exercise reasonable efforts





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

to provide such data no later than the third (3rd) to the last Business Day of the Month being closed out.

         7.7 Guarantee of Purchaser Performance. Purchaser shall furnish to Seller prior to the Effective Date an executed and irrevocable guarantee of full and faithful performance by Purchaser of a portion of its payment obligations hereunder (the "Guaranty"). The Guaranty will be issued by Holdings and the part of the obligations of Purchaser under this Agreement to be guaranteed will be that portion equal to the percentage ownership interest (directly or indirectly) in the Purchaser as of the Effective Date of Holdings and its affiliates and will be adjusted from time to time as such ownership interest changes.

         7.8 Guarantor's Credit Support. The Guaranty contains certain Credit Enhancement Triggering Events and Credit Enhancement obligations. If Guarantor does not provide the Credit Enhancement pursuant to and when required under the Guaranty, Seller may suspend deliveries of Committed Gas under this Agreement. During any period of suspension of Committed Gas hereunder, Seller shall have the right, but not the obligation, to treat suspended production as released gas and sell all or a portion of such gas to third parties.


8.       DISCLAIMER AND WARRANTY

         8.1 Warranty. Seller hereby warrants title to all gas sold by Seller under this Agreement and the right to sell the same free from adverse claims of third parties, and except as provided in Section 8.2, Seller agrees to hold Purchaser harmless from such claims, as provided in Section 5.1.

         8.2 Disclaimer. EXCEPT AS PROVIDED IN SECTION 8.1, SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY TO PURCHASER UNDER THE UNIFORM





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

COMMERCIAL CODE OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


9.       FORCE MAJEURE

         9.1 Suspension of Obligations. If either Seller or Purchaser is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, except for the obligation to make payment of monies owed, then the obligations of the affected Party under this Agreement shall be suspended, except for the obligation to pay amounts owed, or which become due under this Agreement, but only to the extent affected by, and for the period of, such event of Force Majeure.

         9.2 Force Majeure Defined. The term "Force Majeure" means an event that (i) was not within the control of the Party claiming its occurrence; and (ii) could not have been prevented or avoided by such Party through the exercise of due diligence. Events of Force Majeure include, without limitation, by enumeration, acts of God; lightning, hurricanes or storms, hurricane or storm warnings which in Seller's judgment require and result in the precautionary shut-down or evaluation of production facilities; earthquakes, epidemics, fires, floods, landslides, washouts, freezing of wells or lines of pipe used to supply Committed Gas under this Agreement and other similar severe natural calamities; acts of public enemy; wars; blockades; insurrections; riots; civil disturbances and arrests; strikes, lockouts or other industrial disturbances; explosions, breakage, accidents to wells, equipment, facilities or lines of pipe used to enable Seller to deliver or Purchaser to receive Committed Gas under this Agreement; events of force majeure declared by transporting pipelines; imposition by a regulatory agency, court or other governmental authority having jurisdiction of binding laws, conditions, limitations, orders, rules or regulations that prevent or prohibit either Party from performing, providing such governmental action has been resisted in good faith by all reasonable legal means; or any other cause. The Parties recognize that Purchaser is not required by





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

this Agreement to use firm transportation to receive Committed Gas from Seller at each Delivery Point and Pricing Pool, but it is the intent of both Parties that transportation or sales arrangements downstream of the Delivery Points and Pricing Pool be made by Purchaser in such a manner that the possibility of a curtailment of Committed Gas due to curtailment of interruptible transportation or recall of acquired transportation be minimized. In addition to the foregoing events of Force Majeure, the loss, interruption or curtailment of transportation downstream of a Delivery Point and Pricing Pool shall constitute an event of Force Majeure provided that Purchaser exercises reasonable efforts to arrange alternative transportation, or the resumption of the curtailed transportation arrangements, as soon as possible following its discovery of the curtailment of downstream transportation. In that event, Purchaser will consult with Seller and endeavor to agree upon a plan of action to avoid further curtailment of Committed Gas from that Delivery Point or Pricing Pool.

         9.3 Notice of Force Majeure Event. The Party affected by a Force Majeure event shall give notice as soon as reasonably possible to the other Party of the Force Majeure event, the extent to which such Party is affected, and the expected duration of the Force Majeure event.

         9.4 Remedy of Force Majeure Event. The Party affected by a Force Majeure event will use its reasonable efforts to remedy each Force Majeure event and resume performance under this Agreement as soon as reasonably possible.


10.      TERM

         10.1 Term. This Agreement shall be effective as of the Effective Date and, unless sooner terminated as provided herein, shall remain in full force and effect for a primary term ending on December 31, 2007 and shall continue for consecutive secondary terms of twenty-four (24) Months each unless written notice of termination is given by one Party to the other Party at least one (1) year prior to the end of the primary term or any secondary term.





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
                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.


         10.2    Release of Committed Gas.  For any Month beginning after
* REDACTED, and with at least six (6) Business Days advance notice prior to the first Day of such Month, either Party may obtain the release during
* such Month of up to REDACTED of the volumes (in Mcf's) of the gas which would then have been Committed Gas for such Month ("Released Gas"). The total quantity of Released Gas from Delivery Points on the same Transporter
* in the same Pricing Pool shall not exceed REDACTED of the total volumes of gas which would have been Committed Gas for such Month. Notice of release may be given no more frequently than once in a Month, and any release obtained hereunder by Seller shall not reduce the Minimum Monthly Quantity for such Month.

         10.3    Release of Committed Royalty Gas.

                 10.3.1 Royalty Adjustment. If any regulatory action, pending litigation or other occurrence in Seller's good faith opinion indicates that a change is about to take place in the standards by which royalty is determined, valued, or calculated for any Committed Gas, Seller shall have the right to require Purchaser to account to Seller for the royalty portion of such gas sold and purchased hereunder at the price Seller determines will satisfy the changed royalty standards, subject to each Party's right to release gas pursuant to Section 10.3.2.

                 10.3.2 Release of Royalty Gas. If (a) Purchaser receives a request from Seller for price adjustment pursuant to Section 10.3.1, or (b) Seller becomes aware of any regulatory action, pending litigation or other occurrence which in Seller's good faith opinion indicates that a change is about to take place in the standards by which royalty is assessed, valued, or calculated pertinent to gas covered hereunder, then, in the case of (a) above, Purchaser shall have the right and, in the case of (b) above, Seller shall have the right, at any time thereafter to release gas that is the subject of the changed royalty standard or price adjustment claim and that would otherwise be Committed Gas.





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

11.      EVENTS OF DEFAULT AND REMEDIES

         11.1 Event of Default. An "Event of Default" shall mean with respect to a Party alleged to have taken any of the actions set forth below in this Section 11.1 (the "Defaulting Party"):

                 (a) the Defaulting Party shall fail to make, when due, any payment required under this Agreement within five
                          (5) Business Days after the due date if such failure is not remedied within twenty (20) Days after written notice of such failure is given to the Defaulting Party by the other Party ("Non-Defaulting Party") and provided that the payment is not the subject of a good faith dispute by the Defaulting Party; or

                 (b)      the Defaulting Party shall:

                          (i) make an assignment or any general arrangement for the benefit of creditors; or

                          (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or have such petition filed against it and such petition is not withdrawn or dismissed for thirty (30) days after such filing; or

                          (iii) otherwise become bankrupt or insolvent (however evidenced); or

                          (iv)    be unable to pay its debts as they fall due;
                                  or

                 (c) in the case of the Purchaser, the Gas Accounting Services Agreement has been properly terminated under
                          Section 10 of the Gas Accounting Services Agreement;
                          or





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

                 (d) in the case of Purchaser, Purchaser shall fail to receive and purchase in any twelve (12) consecutive Months (and such failure is not excused hereunder) a quantity of Committed Gas, if made available by Seller, from Shut-In Wells during Shut-In Periods equal to 4,000 MMcf and Seller has properly notified Purchaser of such Shut-In Wells under Section 4.8; or

                 (e) Purchaser, for any twelve (12) consecutive Month period beginning on or after July 1, 2000, fails to purchase and receive at least fifty percent (50%) or more of the aggregate quantity of Committed Gas made available by Purchaser in such twelve (12) Month period; or

                 (f) in the case of Purchaser, a Credit Enhancement Triggering Event has occurred and has not been cured for eleven (11) consecutive Months and Holdings has not provided the Credit Enhancement during such period.

         11.2 Remedies. If an Event of Default described in Section 11.1(b) or 11.1(c) or 11.1(d) or 11.1(e) occurs with respect to a Defaulting Party, this Agreement may be terminated immediately by written notice to the Defaulting Party. If an Event of Default described in Section 11.1(a) occurs with respect to a Defaulting Party at any time during the term hereof, the Non-Defaulting Party may give written notice to the Chief Financial Officer of the Defaulting Party of the amount of such nonpayment. If the Defaulting Party does not pay such amount plus applicable interest within ten (10) Days of the date of such notice, the Non-Defaulting Party may immediately terminate this Agreement by written notice to the Defaulting Party. If an Event of Default described in Section 11.1(f) occurs with respect to Purchaser, Seller may give thirty (30) Days prior written notice of termination of this Agreement to Purchaser. If Holdings fails to provide the Credit Enhancement or the Credit Enhancement Triggering Event has not been cured within such thirty (30) Day period, this Agreement shall terminate at the end of such thirty (30) Day period.





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

         11.3 Suspension. If Purchaser fails to pay any amount (other than amounts disputed in good faith by Purchaser) due Seller under this Agreement within five (5) Business Days after the due date, Seller shall have the right upon written notice to Purchaser to suspend any or all further deliveries of Committed Gas until all undisputed amounts due have been paid with interest at the rate specified in Section 7.1. During the period of any such suspension of deliveries, and until all payment defaults are cured as provided above, Seller shall have the right, but not the obligation, to treat its available production as released gas and sell all or any portion of the Committed Gas to third parties and be paid as liquidated damages the amounts shown in Section 4.4.

12.      RENEGOTIATION, PRICE AND DELIVERY POINT REDETERMINATION AND ARBITRATION

         12.1 Dispute Resolution -- Panel of Designated Representatives. All disputes arising under or out of this Agreement which are not resolved by agreement within thirty (30) Days after a Party gives the other Party written notice that the dispute exists shall be referred, at the request of either Party, to a Panel of Designated Representatives ("PDR"). The PDR shall consist of an employee of Seller serving on the Board of Directors of the General Partner and an employee of SEI or its affiliates (other than Purchaser), serving on the Board of Directors of the General Partner, (the "Voting Representatives") and a senior officer of the Purchaser, who is not otherwise employed by Seller or SEI or an affiliate of either (the "Advisory Representative"). The Voting Representatives, with the advice of the Advisory Representative, shall have the authority to negotiate and agree upon terms and conditions for resolution of any such dispute. However, both Voting Representatives must agree upon any such resolution. If the PDR does not resolve the dispute within thirty (30) Days after the dispute has been submitted to them, then either Party may elect to have the issue resolved by binding arbitration pursuant to Section 12.2. The provisions of Section 12.1 shall not apply when an employee of Seller is not then serving on the Board of Directors of the General Partner.





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
         12.2 General Arbitration. All unresolved disputes between the Parties arising under this Agreement shall be submitted to binding arbitration in accordance with this Article 12. Arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and will not be governed by the arbitration acts, statutes or rules of any other jurisdiction.

                 12.2.1 General Arbitration Procedure. Except to the extent provided in Sections 12.3, 12.4, 12.5, and 12.6, if the PDR fails to reach a unanimous agreement within thirty (30) Days after a dispute is submitted to them, either Party may request arbitration of such dispute by submitting a written notice to the other Party. The Party giving notice that a dispute exists is referred to herein as the "Initiating Party" and the other Party is referred to as the "Non-initiating Party." The notice shall name the noticing Party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of a notice of arbitration, the Non-Initiating Party shall name its arbitrator by written notice. If the Non-Initiating Party fails to timely appoint the second arbitrator, the Initiating Party shall have the exclusive right to make such appointment. The two named arbitrators shall select the third arbitrator within fifteen (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of a third arbitrator within such fifteen (15) Day period the Parties, within five (5) Days thereafter, may apply to the Dallas, Texas office of JAMS for a list of three persons qualified, under both the standards established by JAMS and by this Section 12.2.1, to act as the third arbitrator (the "List"). If the Parties fail to make joint application to JAMS within such five
         (5) Day period, either Party may make such application individually. Any application to JAMS shall request that the List be provided within fifteen (15) Days of receipt of the application. By the tenth (10th) Day following the Business Day on which JAMS provides the List, the Initiating Party shall submit to JAMS and the Non-Initiating Party the name of one person that the Initiating Party wishes to strike from the List. On the first Business Day following the Day on which the Initiating Party submits the name of the Person it wishes to strike to the Non-Initiating Party, the Non-Initiating Party shall submit to JAMS and to the Initiating Party the name of





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

         one person that the Non-Initiating Party wishes to strike from the List. The person remaining on the List shall be the third arbitrator. All arbitrators appointed by the parties or by the two named arbitrators shall be qualified by education and experience within both the production and marketing segments of the natural gas industry to decide the issues presented for arbitration. The potential arbitrators included on the JAMS list shall have at least 10 years experience resolving commercial disputes (including experience in cases involving the natural gas industry). No arbitrator shall be a current or former director, officer or employee of either Party, or of any entity affiliated with either Party. In addition to the above, the third arbitrator shall not own any of the common or preferred stock of either Party or its affiliates, and shall not have, or have had within the preceding three (3) years any business dealings with either Party, or its affiliates.

                 12.2.2 Arbitration Hearings. The three arbitrators shall commence the arbitration hearing within twenty-five (25) Days following the appointment of the third arbitrator. The proceeding shall be held in Memphis, Tennessee. The arbitrators shall have the authority, by majority vote, to establish rules and procedures governing the arbitration hearing. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted.
         Within five (5) Days after the presentation of the evidence has concluded, each Party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute. The arbitration panel may select the proposal of one of the Parties or may agree upon its own resolution. The arbitration panel shall not have the authority to award punitive, exemplary, consequential or incidental damages. The arbitration panel's decision shall be rendered within thirty (30) Days following the conclusion of the hearing or submission of evidence. From and after the selection of the third arbitrator, there shall be no ex-parte communication with the third arbitrator until the arbitration panel's decision has been rendered.





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

                 12.2.3 Arbitration Decision. The decision of the arbitration panel or a majority thereof shall be in writing and shall be final and binding upon the Parties as to the issue(s) submitted (and shall contain a statement of reasons and the conclusion). Any Party may, if necessary, seek enforcement of the arbitration panel's decision in a court of competent jurisdiction. The Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys' fees, to be paid by the Party against which enforcement is ordered.

         12.3 Pricing Pool Redetermination. If a Party believes in good faith that a designated Pricing Pool no longer optimizes the fair market value of the gas sold hereunder in that Pricing Pool, and if the Parties are unable to mutually agree on a new or different Pricing Pool, that Party may seek a Pricing Pool redetermination in accordance with the following procedure.

                 12.3.1   Pricing Pool Redetermination Procedure.

                 12.3.1.1 Notice. If Seller or Purchaser seeks a Pricing Pool redetermination pursuant to this Section 12.3, the Initiating Party may notify the Non-Initiating Party in writing, specifying a proposed new or replacement Pricing Pool.

                 12.3.1.2 Redetermination by Agreement. If the Non-Initiating Party agrees with the new or replacement Pricing Pool, Exhibit A shall be amended to reflect the new Pricing Pool.

                 12.3.1.3         Redetermination by PDR.  If the
         Non-Initiating Party does not agree with the new or replacement Pricing Pool within thirty (30) Days after delivery of the Initiating Party's initial notice, then the matter shall be referred to the PDR pursuant to Section 12.1.





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

                 12.3.1.4 Redetermination by Arbitration. If the PDR has not reached agreement within thirty (30) Days after the dispute was submitted to the PDR, then the Initiating Party may elect to have the issue resolved by binding arbitration. Arbitration shall be in accordance with Section 12.2, with the exception that each Party shall submit a proposed new or replacement Pricing Pool and the arbitration panel must adopt, without modification or alteration, the proposal submitted by one Party or the other and may not adopt its own resolution of the dispute.

                 12.3.1.5 Amendment to Reflect Redetermination. If a new or replacement Pricing Pool is established, either by agreement of the Parties or by the PDR or through arbitration, such new or replacement Pricing Pool shall be reflected in an appropriate amendment to Exhibit A.

                 12.3.1.6 Effective Date. The effective date of any replacement Pricing Pool selected by arbitration shall be the first Day of the Month following the Month in which the arbitrators rendered their decision.

         12.4    Substitution of Index Prices or Gas Daily Index Prices.

                 12.4.1 Substitution for Inadequate Index Price. At any time during the term of this Agreement, if a Party (i) believes in good faith that a Index Price or Gas Daily Price does not reflect the fair market value of spot gas at the applicable Pricing Pool (the "Existing Index Price") and (ii) also believes in good faith that a different index price in the same commercial publication or in a different commercial publication does reflect such fair market value (the "Substitute Index Price"), the Party may seek a Substitute Index Price as set forth in Section 12.4.3. If a Substitute Index Price for a particular Pricing Pool is determined by arbitration, then during a period of twelve (12) full Months following the date of the arbitration award, neither Party shall be entitled to invoke arbitration under this Section 12.4.1 for the purpose





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

         of selecting a Substitute Index Price at that Pricing Pool. Any arbitration decision providing a Substitute Index Price under this
         Section 12.4.1 shall be effective prospectively, beginning on the first Day of the Month following the Month in which the arbitrators rendered their decision.

                 12.4.2 Substitution for Discontinued Index Price. If at any time during the term of this Agreement an Index Price or a Gas Daily Price is no longer published, a Party may seek a replacement index price (the "Substitute Index Price") as set forth in Section 12.4.3. There shall be no limit on the number of times a Party may invoke arbitration under this Section 12.4.2. The effective date of the replacement Index Price or Gas Daily Price shall be the Day after the previous index price became unavailable and the arbitrators shall make their award retroactive to such date. During the pendency of the Parties' attempt to agree on a replacement Index Price or Gas Daily Price and the subsequent arbitration proceeding, the price of the Committed Gas affected by the unavailability of the index price shall be based on an interim Index Price or Gas Daily Price agreed to by the Parties or if no agreement, the last available Index Price or Gas Daily Price. The amounts paid by Purchaser to Seller during such period shall be adjusted to reflect the retroactive implementation of the replacement for the index price.

                 12.4.3   Substitute Index Price Procedure.

                 12.4.3.1 Notice. If a Party seeks a Substitute Index Price pursuant to this Section 12.4, the Initiating Party may notify the Non-Initiating Party in writing, specifying a proposed Substitute Index Price.

                 12.4.3.2 Redetermination by Agreement. If the Parties agree upon a Substitute Index Price, Exhibit A shall be amended to reflect the Substitute Index Price.





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

                 12.4.3.3 Redetermination by PDR. If the Parties do not agree upon a Substitute Price Index within thirty (30) Days after delivery of the Initiating Party's initial notice, then the matter shall be referred to the PDR pursuant to Section 12.1.

                 12.4.3.4 Redetermination by Arbitration. If the PDR has not reached agreement within thirty (30) Days after the dispute was submitted to the PDR, then the Initiating Party may elect to have the issue resolved by binding arbitration. Arbitration shall be in accordance with Section 12.2 above, with the exception that each Party shall submit a proposed Substitute Index Price (or in the case of Section 12.4.1, a proposal to retain the Existing Index Price) and the arbitration panel must adopt, without modification or alteration, the proposal submitted by one Party or the other and may not adopt its own resolution of the dispute.

                 12.4.3.5 Amendment to Reflect Redetermination. If a Substitute Index Price is established through arbitration, such Substitute Index Price shall be reflected in an appropriate amendment to Exhibit A effective as of the first Day of the Month following the Month in which the arbitrators rendered their decision, except as otherwise stated in Section 12.4.2.

         12.5 Other Price Redetermination. If the Parties are unable to agree on any factor required to calculate the commodity price of Committed Gas or the Transportation Costs applicable to Committed Gas that will be produced from a new Source of Supply, the issue shall be eligible for arbitration in accordance with Section 12.2. Any arbitration award under this Section 12.5 shall be effective beginning on the date selected by the arbitrators.





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

         12.6    Arbitration Concerning Special Tenets of the Agreement.

                 12.6.1 Right to Arbitrate. Commencing on July 1, 2001, but not more frequently than once in any twelve (12) consecutive Month period, if a Party believes in good faith that, despite compliance with or proper enforcement of the terms of the Agreement, the Agreement fails to cause the attainment of one or more of the special tenets of the Agreement set forth below, then that Party may request that the Agreement be amended to cause the attainment of such tenets. If the Parties are unable on their own or through the PDR, pursuant to
         Section 12.1, to reach agreement on the appropriate amendment, then either Party may submit the dispute to arbitration pursuant to Section 12.2, except as set forth in Section 12.6.2.

                 (a) The terms of this Agreement cause the delivery by Seller and receipt by Purchaser of all volumes of Committed Gas designated in Operator Control Reports unless the failure to deliver or receive all or a portion of such volume is specifically permitted or excused by the provisions of this Agreement, including conditions of Force Majeure, other than the enactment of a new, or a revision to any existing, law, rule, or regulation.

                 (b) The terms of this Agreement cause Purchaser to pay and Seller to receive the fair market value of spot gas (such gas being defined as firm, monthly gas being delivered to and aggregated in a single Pricing Pool, but not on an aggregate basis for all Committed
                          Gas) consistent with what a sophisticated producer and wholesale marketer of gas could receive if permitted to freely market its gas on such basis.

                 (c) The terms of this Agreement cause Purchaser to receive Committed Gas at least pro rata with third party firm gas at a Delivery Point (without adverse





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

                          discrimination based on price or volume), and where circumstances permit using its commercially reasonable efforts, cause Purchaser to give priority treatment to Committed Gas over third party gas if such third party gas is purchased (i) for a term of less than one Month or (ii) without a firm obligation to take and transport such gas.

                 12.6.2   Procedures.  Notwithstanding any provision of Section
         12.2 to the contrary, when a dispute is submitted to arbitration under this Section 12.6, each Party shall submit its requested amendment to the arbitration panel. If the position of one of the Parties is that no amendment is necessary under Section 12.6, then such Party shall submit to the arbitration panel a statement to that effect. By majority vote the arbitration panel must adopt the proposal submitted by one Party or the other, without amendment or alteration, and may not adopt its own resolution of the dispute. Without the written agreement by both Parties, no proposal submitted to the arbitration panel shall (i) change or modify the definition of Committed Gas, (ii) result in any Committed Gas being released from the Agreement, (iii) change or modify any aspect of the term of the Agreement, as set forth in Article 10, or (iv) decrease the Minimum Monthly Quantity or Seller's obligations in respect thereof. The arbitration panel shall be given the following instructions:

                          (i) Purchaser and Seller selected various published indices as representative of the fair market value of firm, monthly spot gas volumes on the Effective Date.

                          (ii) If published indices continue to reflect fair market value of Committed Gas at the Pricing Pools, the Parties desire to use published indices to reflect fair market value of Committed Gas at the Pricing Pools.





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

                          (iii) During the term of the Agreement, Purchaser shall be the Seller's sole purchaser of Committed Gas volumes, except as this Agreement otherwise expressly provides.

                 12.6.3 Substitution of Non-Index Price. Commencing on July 1, 2001, if a Party (i) believes in good faith that a Published Index Price or Gas Daily Index Price does not reflect the fair market value of spot gas at the applicable location and (ii) also believes in good faith that no other index price in the same or other commercial publication reflects such fair market value, the Party may seek an alternative form of pricing under this Section 12.6.

                 12.6.4   Effective Date.  Any arbitration award under this
         Section 12.6 shall be effective prospectively, beginning on the first Day of the Month following the Month in which the arbitrators rendered their decision.

         12.7 Other Arbitration Provisions. Each Party will pay all costs associated with the arbitrator they select under Section 12.2.1. Both Parties will share equally in the cost of the third arbitrator and the other costs of the arbitration.

         12.8 Release of Gas. Nothing in this Article 12 shall be construed to limit Seller's right to suspend deliveries or to market gas released or deemed released by Purchaser pursuant to Sections 4.4, 7.8, or 11.3.

13.      GOVERNMENTAL REGULATIONS AND AUTHORIZATIONS

         13.1    Application of Law and Regulation.  Except as provided in
Section 13.3 below, this Agreement shall be subject to all valid and applicable laws of the United States and to the applicable valid rules, regulations or orders of any regulatory agency or governmental or Indian authority having jurisdiction, and the Parties shall be entitled to regard all applicable laws, rules and





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

regulations (federal, state or local) as valid and may act in accordance with them until such time as they may be declared invalid by final judgment of a court of competent jurisdiction and such judgment is not subject to appeal.

         13.2 Authorization and Regulatory Filings. Upon execution of this Agreement, each Party agrees to seek such government certificates, permits, licenses and authorizations which, in its sole discretion, it deems necessary to perform its obligations under this Agreement. During the term of this Agreement, each Party shall make all filings required by any regulatory bodies having jurisdiction over the activities covered by this Agreement and upon request of the other Party shall promptly provide copies of such to the other Party.

         13.3 Compliance with Mexican and Canadian Law. If Seller or Seller Affiliate acquires Sources of Supply located within Mexico or Canada or their respective territorial waters, the Parties recognize the need for and agree to make, those amendments and only those amendments to the Agreement which shall be necessary to accomplish the purposes set forth in Section 12.6 consistent with the laws, regulations, and gas marketing practices which then exist in
Mexico or Canada.   If the Parties fail to agree upon such amendments to this
Agreement, the disputed amendments shall be submitted to arbitration under
Article 12.


14.      NOTICES

         14.1 Procedure. Except as provided in this Agreement, all notices, requests, demands, statements, and other communications under this Agreement shall be in writing and shall be deemed given on the date thereof if delivered personally, or by telecopy. If mailed by certified or registered mail, postage prepaid, return receipt requested, such notice shall be deemed given three (3) Days after the date of mailing. All notices of payment defaults under this Agreement must be delivered by hand delivery and telecopy. All notices shall be delivered or transmitted to the Parties, their





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

successors in interest or their assignees, at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

SELLER:                                  PURCHASER:

Notices and Correspondence:              Notices and Correspondence:

Vastar Resources, Inc.                   Southern Company Energy
15375 Memorial Drive                     Marketing L.P.
Houston, Texas  77079                    900 Ashwood Parkway, Suite 500
Attn:  Manager, Gas Supply               Atlanta, Georgia 30338-4780
Telephone:  (281) 584-6122               Attn: Vice President Cash Trading
Fax:  (281) 584-3338                     Telephone: (770) 379-7000
                                         Fax: (770) 379-7008


Invoices and Statements:                 Invoices and Statements:

Vastar Resources, Inc.                   Southern Company Energy Marketing, L.P.
15375 Memorial Drive                     900 Ashwood Parkway, Suite 500
Houston, Texas  77079                    Atlanta, Georgia 30338-4780
Attn:  Manager, Accounting               Attn: Ron Lepionka
Telephone:  (281) 584-3140               Telephone: (770) 379-6984
Fax:  (281) 584-3232                     Fax: (770) 379-7230


Payments:                                Payment Defaults:

Citibank N.A.                            Southern Company Energy Marketing L.P.
New York, NY                             900 Ashwood Parkway, Suite 500
Account #40553611                        Atlanta, Georgia 30338-4780
ABA# 021000089                           Attn: Chief Financial Officer
Vastar Gas Marketing, Inc.


24 Hour Notice:                          24 Hour Notice:

Manager, Gas Supply                      Director of Operations
Dennis Bak                               Joe McCallister
Telephone: (281) 584-3900                Telephone: (770) 379-7277
Pager: (800) 334-2726                    Fax: (770) 379-7008
                                         Pager: (800) 651-9719
                                         Residence: (770) 321-6689






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


         Either Party shall have the right to designate new addresses and recipients for purposes of this Agreement by so notifying the other Party in writing. Any such change shall be effective ten (10) Days after receipt.


15.      ASSIGNABILITY

         15.1 Assignability. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement to another Person, without the prior written consent of the other Party, which consent may be withheld in such other Party's sole discretion for any reason. Notwithstanding the preceding sentence, this Agreement may be assigned to wholly-owned subsidiaries or affiliates without written consent of the other Party, in which case the assignor shall not be relieved of responsibility for any of its obligations under this Agreement. Except as provided above, this Agreement shall be binding upon and inure to benefit of the Parties hereto and their successors and assigns.


16.      OTHER PROVISIONS

         16.1 Waiver. No waiver by either Seller or Purchaser of any default of the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

         16.2 Entire Agreement. This Agreement was entered into in connection with the transactions described in the Formation Agreement, dated August 8, 1997, between certain affiliates of Seller and certain affiliates of Holdings, and constitutes the entire agreement of the Parties as to the subject matter hereof. Except as otherwise provided in this Agreement, this Agreement shall not be modified or amended except by a written instrument executed by the Parties.





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

         16.3 Choice of Law. THIS AGREEMENT SHALL BE SUBJECT TO, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, OTHER THAN LAWS THAT MIGHT REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER STATE.

         16.4 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING FROM ANY BREACH OR DEFAULT UNDER THIS AGREEMENT, INDEMNIFICATION UNDER THIS AGREEMENT, OR FROM ANY ACT OR OMISSION UNDER OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF EITHER PARTY.

         16.5 Severability. If any provision of this Agreement is determined to be invalid, illegal or otherwise unenforceable for any reason by a court of competent jurisdiction, the remaining terms and conditions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. In such an event, the Parties agree to make a good faith effort to replace the affected provisions.

         16.6 No Third-Party Beneficiary. There is no third-party beneficiary to this Agreement.

         16.7 Authority to Execute Agreement. Each Party to this Agreement represents and warrants that it has full and complete authority to enter into and perform this Agreement. Each person who executes this Agreement on behalf of either Party represents and warrants that the Party for which such person executes this Agreement has full and complete authority to do so and that such Party will be bound thereby and hereby.





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

         16.8    Consolidation or Restructuring of Seller

                 16.8.1 Consolidation with ARCO. If Seller merges or consolidates with or otherwise becomes a wholly- owned part of or otherwise integrated with Atlantic Richfield Company or any of its affiliates (collectively "ARCO"), through a stock buyback, merger, consolidation, asset transfer, or otherwise (an "ARCO Consolidation"), this Agreement shall remain in full force and effect, except that effective upon the completion of an ARCO Consolidation this Agreement shall be amended as follows:

                 (i) The term "Sources of Supply" shall mean the Sources of Supply delivering gas hereunder immediately prior to the effective date of the ARCO Consolidation and thereafter that may be produced from Seller's or Seller's Affiliate interest in any non-producing properties, undeveloped oil, gas, or mineral leases or other rights or interests to produce gas owned by Seller or Seller Affiliate in the Committed Area immediately prior to the effective date of the ARCO Consolidation.

                 (ii) The term "Annual Equity Volumes" shall be redefined to mean a fixed amount equal to the Annual Equity Volumes for the calendar year prior to the calendar year in which the ARCO Consolidation occurs.

                 16.8.2 Consolidation with Third Party. If Seller merges or otherwise consolidates with a Person other than ARCO or its affiliates ("Acquiree") and retains its separate corporate identity upon completion of such merger or other consolidation, this Agreement shall remain in full force and effect and cover, in addition to Seller's Committed Gas, all gas produced and owned or controlled by the Acquiree in the Committed Area immediately prior to such merger or consolidation which qualifies as Committed Gas, except that Purchaser and Seller shall negotiate in good faith to adjust the portion of Minimum Daily Quantity that relates to the Acquiree's gas to





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

         account for all of Acquiree's gas which would be considered Excluded Gas hereunder or included in Seller's Reservations immediately prior to the date of such merger or other consolidation.

                 16.8.3 Consolidation or Sale of Assets. If Seller (i) merges or otherwise consolidates with a Person other than ARCO or its affiliates and does not retain its separate corporate identity, (ii) sells all or substantially all of its assets to a Person other than ARCO or its affiliates or (iii) sells some of its assets to a Person other than ARCO or its affiliates and such sale of assets would cause Committed Gas volumes to average less than 500 MMcf per Day (each, a "Third Party Consolidation"), then Seller shall provide written notice to Purchaser at least thirty (30) Days prior to the closing date of such merger, consolidation, or asset sale. Such notice shall include a general description of the proposed transaction and identify the proposed acquiring party (the "Acquiror"). If the Acquiror does not have an Investment Grade Rating, Purchaser may immediately terminate this Agreement and within five (5) Business Days of such termination, Seller shall pay the Buyout Payment to Purchaser by wire transfer of immediately available funds. If the Acquiror has an Investment Grade Rating, then Seller may, at its option, either terminate the Agreement as of the closing date of such merger, consolidation, or asset sale and pay the Buyout Payment to Purchaser by wire transfer of immediately available funds or transfer the Agreement to Acquiror and the Acquiror shall assume in writing all of the obligations of Seller under this Agreement (in a form reasonably satisfactory to Purchaser), except that the Agreement would be amended as follows:

                 (i) The term "Sources of Supply" shall mean the Sources of Supply delivering gas hereunder immediately prior to the effective date of the Third Party Consolidation and thereafter that may be produced from Seller's or Seller Affiliate interest in any undeveloped oil, gas, or mineral leases or other rights or interests to produce gas owned by Seller or Seller Affiliate in the Committed Area immediately prior to the effective date of the Third Party Consolidation.





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                                                                        Page 71

                 (ii) The term "Annual Equity Volumes" shall be redefined to mean a fixed amount equal to the Annual Equity Volumes for the calendar year prior to the calendar year in which the Third Party Consolidation occurs.

         If Seller transfers the Agreement to the Acquiror, Purchaser shall have the right for a period of one (1) year after the date of such merger, consolidation or asset sale to terminate this Agreement by written notice to Seller and the Seller and Acquiror would immediately pay the Buyout Payment to Purchaser by wire transfer of immediately available funds.

         16.9 Seller Employees. Seller shall have the right from time to time to maintain up to two (2) Seller employees in the offices of Purchaser to perform the following functions: (i) communicate the Operator Control Volumes from Seller to Purchaser; and (ii) participate in planning for constrained delivery of Committed Gas at Delivery Points. Purchaser shall have the right to reject any Seller employee working in Purchaser's offices. Seller shall reimburse Purchaser for all of its costs to maintain such Seller employees in Purchaser's offices. In addition, before commencing work in Purchaser's offices, such employees shall execute and deliver to Purchaser a confidentiality, indemnity, and release agreement in a form satisfactory to Purchaser.

         16.10 Limitation of Remedies, Liability, and Damages. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH





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

DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.

         16.11 Seller Affiliate Arrangement. If Seller owns, operates, explores for, or develops Sources of Supply through a partnership, joint venture or other similar legal entity to which it has contributed such Sources of Supply with a Person other than ARCO or its affiliates and in which Seller owns or controls (either directly or indirectly through a Seller Affiliate) at least 50% or more of the voting interests of such partnership or joint venture or other similar legal entity, then gas produced from such Sources of Supply shall be subject to this Agreement but only to the extent of Seller's ownership interest in such partnership or joint venture or other similar legal entity. Seller will use its commercially reasonable efforts to cause the other parties in the partnership or joint venture to market or sell such other parties' share of gas production from such Sources of Supply through or to the Purchaser.

         16.12 Construction of Agreement. In construing this Agreement, the following principles shall be followed:

                 (a) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

                 (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

                 (c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

                 (d) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;





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

                 (e) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

                 (f) the plural shall be deemed to include the singular, and vice versa;

                 (g) each gender shall be deemed to include the other genders; and

                 (h) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.





                                                Gas Purchase and Sale Agreement
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

         IN WITNESS WHEREOF, this Agreement is executed on the 28th day of August, 1997, but effective for all purposes as of the Effective Date.

                                       Seller:

                                       VASTAR RESOURCES, INC.


                                       By: /s/ STEVEN J. SHAPIRO
                                           ----------------------------------
                                       Print Name: Steven J. Shapiro
                                                   --------------------------
                                       Title: Sr. Vice President and Chief
                                                Financial Officer
                                              -------------------------------



                                       Purchaser:

                                       SOUTHERN COMPANY ENERGY MARKETING L.P.,
                                       a Delaware limited partnership

                                       By: Southern Company Energy Marketing
                                             G.P., L.L.C. its general partner



                                       By: /s/ S. MARCE FULLER
                                           ----------------------------------
                                       Print Name: S. Marce Fuller
                                                   --------------------------
                                       Title: Chief Executive Officer
                                              -------------------------------






                                                Gas Purchase and Sale Agreement
                                                                        Page 75

List of Exhibits

1.       Exhibit A        -       Sources of Supply

2.       Exhibit B        -       Previous Burdens

3.       Exhibit C        -       Agency Gas Agreement







                                                Gas Purchase and Sale Agreement
                                                                        Page 76

                                   EXHIBIT A

                               SOURCES OF SUPPLY

                                   EXHIBIT B

                                PREVIOUS BURDENS

                                   EXHIBIT C

                              AGENCY GAS AGREEMENT